Exhibit 10.11

AMENDMENT TO TRANSITION SERVICES AGREEMENT

THIS AMENDMENT TO TRANSITION SERVICES AGREEMENT (together with the Schedules and Exhibits attached hereto, the “Amendment”), dated December 28th, 2012 (the “Effective Date”), is by and among Wells Real Estate Funds, Inc., a Georgia corporation (“Wells REF”), Wells Real Estate Advisory Services II, LLC, a Delaware limited liability company (“WREAS II”), Wells Real Estate Services, LLC, a Georgia limited liability company (“WRES”), Wells Management Company, Inc., a Georgia corporation (“Wells Management”) and Wells Real Estate Investment Trust II, Inc., a Maryland corporation (“REIT II”).
WHEREAS, effective July 1, 2012, Wells REF, WREAS II and REIT II entered into that certain Transition Services Agreement (the “TSA”) pursuant to which, among other things, REIT II was granted an option to acquire WREAS II on the terms and conditions set forth therein;
WHEREAS, REIT II and WREAS II entered into that certain Initial Term Advisory Agreement effective as of July 1, 2012 (the “Initial Term Advisory Agreement”);
WHEREAS, pursuant to the TSA and as a condition precedent to the exercise by REIT II of the option to acquire WREAS II, the parties agreed to (1) the terms of the Renewal Advisory Agreement (the “Renewal Advisory Agreement”) which, if REIT II elects to enter into it, will be effective as of January 1, 2013 and (2) the terms of the Consulting Services Agreement (the “Consulting Services Agreement”);
WHEREAS, REIT II, Wells Operating Partnership II, L.P. and Wells Management entered into that certain Master Property Management, Leasing and Construction Management Agreement, effective as of July 1, 2012 (the “Property Management Agreement”);
WHEREAS, REIT II and Wells REF entered into that certain Investors Services Agreement, effective as of July 1, 2012, whereby Wells REF will perform certain stockholder services and communications previously performed by WREAS II (the “Investor Services Agreement”);
WHEREAS, the parties desire to amend the terms of the TSA and modify certain of the provisions of the Initial Term Advisory Agreement, the Renewal Advisory Agreement and the Consulting Services Agreement as set forth herein:
NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree, intending to be legally bound, as follows:
1.Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the TSA. Capitalized terms used in Sections 2 and 3 of this Amendment and not otherwise defined herein or in the TSA shall have the meanings ascribed to them in the Renewal Advisory Agreement. Owner and Owner JV shall have the meanings ascribed to them in the Property Management Agreement.
2.Acquisition Fees. Notwithstanding any provisions of the Initial Term Advisory Agreement and the Renewal Advisory Agreement to the contrary, the aggregate amount of Acquisition Fees payable to WREAS II for properties purchased during calendar years 2012 and 2013 combined shall not exceed One

Million Five Hundred Thousand Dollars ($1,500,000). No Acquisition Consulting Fees shall be payable to Wells REF pursuant to the Consulting Services Agreement. The Renewal Advisory Agreement attached as Exhibit D to the TSA is hereby replaced with the form of Renewal Advisory Agreement attached hereto as Exhibit 1. The Consulting Services Agreement attached as Exhibit C to the TSA is hereby replaced with the form of Consulting Services Agreement attached hereto as Exhibit 2.
3.Disposition Fees. Notwithstanding any provisions of the Initial Term Advisory Agreement or Renewal Advisory Agreement to the contrary:
A.The amount of the Disposition Fee payable to the Advisor with respect to the Portfolio Sale Properties shall be equal to the amount of the broker fee actually paid to Eastdil Secured, L.L.C. (the “Broker”) pursuant to the terms of the agreement between the Broker and Wells Management, as agent for the owners of the Properties dated April 19, 2012 (the “Broker Agreement”). The Disposition Fee payable to Advisor with respect to the sale of any of the Portfolio Sale Properties shall be paid within five (5) days after the closing of the sale of such Property; provided, however, if (i) the Broker is not entitled to a broker fee for the sale of any such Property pursuant to the Broker Agreement, the Disposition Fee, if any, shall be determined in accordance with Subsection 3.B hereof and (ii) if the sale of any such Property is pursuant to a purchase agreement entered into after the date of the Option Closing, no Disposition Fee shall be paid. The Portfolio Sale Properties shall mean the ten properties set forth on Schedule A to the Broker Agreement. The aggregate amount of Disposition Fees payable pursuant to the Initial Term Advisory Agreement and the Renewal Advisory Agreement (whether paid pursuant to this Subsection 3.A or pursuant to Subsection 3.B hereof) shall not exceed One Million Five Hundred Thousand Dollars ($1,500,000).
B.The amount of any Disposition Fee payable to the Advisor pursuant to the terms of Section 8(c) of the Initial Term Advisory Agreement and the Renewal Advisory Agreement in connection with the sale of any Property (other than any of the Portfolio Sale Properties to the extent Subsection 3.A hereof applies to such sale) during the term of the Initial Term Advisory Agreement or Renewal Advisory Agreement shall be reduced from 1.0% to the lesser of (i) the fee actually paid by REIT II to a third party broker in connection with the sale and (ii) 0.30% of the sales price of such Property; provided, however, that the total real estate commissions (including such Disposition Fee) paid to all Persons by REIT II for each Property shall not exceed an amount equal to the lessor of: (i) 6.0% of the aggregate Contract Sales Price of each Property; or (ii) the Competitive Real Estate Commission for each Property. No Disposition Fee shall be payable for the sale of any Property that is sold pursuant to a purchase agreement entered into after the date of the Option Closing.
4.Property Management Transition Services/Asset Transfer.
A.Property Management Transition Services. Wells REF and Wells Management shall provide REIT II with (a) all services reasonably required to: (i) enable WRES to provide the services set forth in the Property Management Agreement with respect to all Properties owned by Owner or any Owner JV on a stand-alone basis and at a relative level of service consistent with the provisions of the services by Wells REF, Wells Management and their affiliates prior to the Effective Date; (ii) transfer, without any liability to or continuing obligations of WRES, all property management contracts with respect to property not owned by Owner or an Owner JV to another Wells REF affiliate or to a third party; (iii) prepare WRES to function as a wholly-owned subsidiary of REIT II in the event of the exercise of the WRES Assignment Option (as defined in Section 6.A of this Amendment), and to complete the transfer of ownership of WRES to REIT II if the WRES Assignment Option is exercised by REIT II; (iv) provide operational support to REIT II, WREAS II and WRES during the transition of property management functions; and (v) implement such personnel changes as are

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required so that WRES has the employees set forth on Schedule 8(F) hereof on or before the date of the WRES Option Closing; and (b) such other services as are set forth on Schedule 4 hereto. All of the foregoing services shall be added to the definition of Services set forth in Section 1.1(a) of the TSA.
B.Transfer of Assets. After the Effective Date, but no later than January 1, 2013, Wells REF, Wells Management and REIT II shall enter into the Property Management Asset Transfer Agreement in substantially the form attached hereto as Exhibit 3 (the “PM Asset Transfer Agreement”). On the terms and subject to the conditions set forth in this Amendment and in the PM Asset Transfer Agreement, Wells REF and Wells Management agree to transfer, assign, convey and deliver to WRES, and WRES will acquire and accept from Wells REF and Wells Management, all of Wells REF's and Wells Management's right, title, and interest in and to all of the assets, properties, proprietary systems, processes, contracts and rights that are necessary for the provision of services under the Property Management Agreement (the “Property Management Business”) in substantially the same manner and at substantially the same level of service as such services are being provided as of the Effective Date (collectively, the “PM Transferred Assets”), on or before January 1, 2013 (the “PM Asset Transfer Closing”). The PM Transferred Assets will be included in the PM Acquired Assets as defined in the PM Asset Transfer Agreement. Notwithstanding the foregoing, if Wells REF and Wells Management are unable to transfer any of the PM Transferred Assets (the “PM Delayed Assets”) to WRES on or before January 1, 2013, Wells REF and Wells Management shall proceed with the transfer of all PM Transferred Assets other than the PM Delayed Assets and shall use their commercially reasonable best efforts to effect the transfer of any such PM Delayed Assets as promptly as possible, but in no event later than June 30, 2013. Each of Wells REF, Wells Management and REIT II expressly agree that the failure or inability by Wells REF or Wells Management to timely transfer such PM Delayed Assets by January 1, 2013 shall not be considered a material breach of the TSA entitling REIT II to termination pursuant to Section 1.3(b) of the TSA. With respect to any PM Transferred Asset that is not transferred at the time of the PM Asset Transfer Closing, Wells REF and Wells Management shall continue to support such asset and make it available for use by WRES as is legally practicable or shall continue to provide the services relating to such asset until such time as such PM Transferred Asset is transferred to WRES. The PM Transferred Assets shall be transferred, assigned, conveyed and delivered to WRES free and clear of any Encumbrances.
C.Assumption of Liabilities. On the terms and subject to the conditions set forth in this Amendment and the PM Asset Transfer Agreement, at the PM Asset Transfer Closing, WRES will assume and thereafter pay, perform, and discharge when due only those obligations and liabilities of Wells REF related to the operation of the Property Management Business that are incurred from and after the PM Asset Transfer Closing, which obligations are specifically set forth in the PM Asset Transfer Agreement (collectively, the “PM Assumed Liabilities”); provided, however, that the Assumed Liabilities Schedule in the PM Asset Transfer Agreement shall be subject to the approval of REIT II. WRES shall not assume or have any responsibility with respect to any other obligations or liabilities of Wells REF or Wells Management. REIT II shall not assume or have any responsibility with respect to any obligation or liability of Wells REF, Wells Management or WRES (except in the event of the exercise of the WRES Assignment Option pursuant to Section 6 hereof to the extent of REIT II's indemnification obligations expressly set forth in the PM Assignment Agreement (as defined in Section 6.A. of this Amendment)).
D.Transferred Employees. On or before January 1, 2013, Wells Management will take the actions necessary to cause any of the Property Management Employees (as defined in paragraph 8(F) hereof) who are not employees of WRES to become employees of WRES (provided, however,

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that any long term compensation or incentive plan or any material increase in aggregate cost to WRES entered into subsequent to the Effective Date shall be subject to the prior approval of REIT II). Wells Management will also take the actions necessary to cause any employee of WRES who is not a Property Management Employee to no longer be employed by WRES prior to the WRES Option Closing (as defined in Section 6A hereof). Wells REF and Wells Management shall remain solely responsible for any liability in respect of the Property Management Employees and their beneficiaries and dependents relating to any employment or termination of employment of any Property Management Employees prior to the WRES Option Closing.
5.Payments. The Services Fee in Section 5.1(a) of the TSA shall be amended to include additional payments by REIT II to Wells REF of the following: (i) Five Hundred Thousand ($500,000) per month for five (5) months with payments commencing on July 31, 2013 and ending on November 30, 2013; and (ii) Two Hundred Fifty Thousand Dollars ($250,000) to be paid on December 31, 2013. Any attempted termination of the TSA by REIT II, except as provided for in Section 1.3(b) of the TSA, will result in an acceleration of the additional payments set forth in this Section 5.
6.WRES Assignment Option.
A.WRES Assignment Option. REIT II shall have the option (the “WRES Assignment Option”), in its sole discretion, upon delivery of written notice to Wells REF (the “WRES Option Notice”) at any time on or after the Option Notice Date (as defined in Section 5.2(a) of the TSA) and before the expiration of the Transition Period, to require Wells REF to transfer, convey and assign to REIT II all of the issued and outstanding equity interests in WRES (the “WRES Assignment”). As soon as reasonably practicable, but no later than twenty (20) days following the date of the WRES Option Notice, Wells REF, Wells Management and REIT II shall enter into an Assignment and Assumption Agreement in the form attached hereto as Exhibit 4, (the “PM Assignment Agreement”) pursuant to which Wells Management will transfer, convey and assign to REIT II all of the issued and outstanding equity interests in WRES (the “WRES Option Closing”). It shall be a condition precedent to exercising the WRES Assignment Option that REIT II has either previously, or contemporaneously therewith, (i) exercised the Assignment Option and (ii) executed the Consulting Services Agreement to be effective upon the Option Closing (as defined in the TSA). As of the WRES Option Closing, WRES shall, and Wells REF shall cause WRES to: (i) have no obligations to Wells REF, Wells Management or their affiliates; (ii) have current assets that are not less than current liabilities on an accrual basis; (iii) have no long-term liabilities; and (iv) have no contracts to manage properties not owned by Owner or an Owner JV. Notwithstanding the foregoing, prior to the exercise of the WRES Assignment Option, REIT II may elect, in lieu of exercising the WRES Assignment Option, to have the assets and employees of WRES transferred to a newly formed entity with any additional cost of such transfer being the responsibility of REIT II. The foregoing sentence shall not in any way limit any of REIT II's rights and obligations under this Amendment or the TSA, including, without limitation, any indemnification rights and its payment obligations under Section 5 hereof, respectively.
B.Prohibition Against Transfers. During the Transition Period, Wells REF and Wells Management shall not transfer, assign, sell, gift-over, pledge, encumber or otherwise dispose of, or consent to any of the foregoing with respect to, any or all of its interest in and to the outstanding equity interests in WRES, or any right or interest therein and shall not amend or otherwise modify the articles of organization or operating agreement of WRES.

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C.Operation of WRES's Business. During the Transition Period, unless otherwise consented to in writing by REIT II or as contemplated by this Amendment, Wells REF and Wells Management shall operate the business of WRES in the ordinary course.
D.Access to Records. Wells REF and Wells Management shall afford REIT II and its representatives access, during normal business hours and upon reasonable advance notice, to all of WRES's business operations, properties, books, financial statements, files and records, cooperate in the examination thereof and furnish REIT II with all information with respect to the business and affairs of WRES as REIT II may reasonably request; provided, however, that any such investigation shall be conducted in a manner as not to interfere unreasonably with the business of Wells REF, Wells Management or WRES.
7.Investor Services. Wells REF and REIT II agree that, at the time of the Option Closing, Wells REF and REIT II shall enter into an investor services agreement substantially in the form of the Investor Services Agreement attached hereto as Exhibit 5.
8.Representations and Warranties of Wells REF. Wells REF and Wells Management each represents and warrants to REIT II as of each of (a) the date hereof, and (b) the date of the WRES Option Closing as follows:
A.Organization of Wells REF and WREAS II.
(i)WRES is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Georgia and has all requisite limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. WRES is not in default under any provision of its articles of organization or operating agreement. WRES is duly qualified to do business and is in good standing in each jurisdiction where WRES is required to be so qualified.
(ii)Wells Management owns all of the equity interests in WRES, free and clear of any Encumbrances. No person or entity has (i) any option, warrant, agreement or other right with respect to any equity or other interest in WRES or (ii) any equity appreciation, phantom equity, profit participation or other similar right for which WRES has any liability. A true and correct copy of the WRES articles of organization and operating agreement as in effect as of the Effective Date has been provided to REIT II.
B.Authority; Non-Contravention; Approvals.
(i)Wells REF, WREAS II, Wells Management and WRES each has all requisite corporate or company power and authority to execute and deliver this Amendment and to perform the transactions contemplated by this Amendment. The execution and delivery of this Amendment and the performance by Wells REF, WREAS II, Wells Management and WRES of the transactions contemplated by this Amendment have been approved by the board of directors and stockholder of Wells REF and Wells Management and the members and managers of WREAS II and WRES and no other corporate or other proceedings on the part of Wells REF, WREAS II, Wells Management or WRES is necessary to authorize the execution and delivery by Wells REF, WREAS II, Wells Management or WRES of this Amendment or the performance by Wells REF, WREAS II, Wells Management or WRES of the transactions contemplated by this Amendment. This Amendment has been duly executed and delivered by each of Wells REF, WREAS II, Wells Management and WRES and constitutes a valid and binding obligation of each of Wells REF, WREAS II, Wells Management

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and WRES, enforceable against Wells REF, WREAS II, Wells Management and WRES in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally.
(ii)The execution and delivery by Wells REF, WREAS II, Wells Management and WRES of this Amendment and the performance of the transactions contemplated by this Amendment do not and will not (a) conflict with or result in a breach of any provision of the articles of incorporation, bylaws, articles of organization, operating agreement or comparable organizational documents of Wells REF, WREAS II, Wells Management or WRES; (b) result in a violation or breach of or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination, modification or cancellation of, or the loss of a benefit under or accelerate the performance required by, or result in a right of termination, modification, cancellation or acceleration under the terms, conditions or provisions of any contract or other instrument of any kind to which Wells REF, WREAS II, Wells Management or WRES is now a party or by which any of their respective assets or businesses may be bound or affected; or (c) violate any order, writ, judgment, injunction, decree, statute, treaty, rule or regulation applicable to Wells REF, WREAS II, Wells Management or WRES or any of their respective assets or businesses excluding from the foregoing clauses (b) and (c) such violations, breaches, defaults, terminations, modifications, cancellations, losses or accelerations that would not reasonably be expected to have a Material Adverse Effect on any of Wells REF, WREAS II, Wells Management or WRES.
(iii)No material declaration, filing or registration with, or notice to, or authorization, consent, order or approval of, any governmental authority is required to be obtained or made in connection with or as a result of the execution and delivery of this Amendment by Wells REF, WREAS II, Wells Management or WRES or the performance by Wells REF, WREAS II, Wells Management or WRES of its obligations under this Amendment or the consummation of the transactions contemplated by this Amendment.
“Material Adverse Effect” means with respect to Wells REF, WREAS II, WRES or Wells Management, a material adverse effect on the business, contracts, assets, financial condition or results of operations of WRES or Wells Management, respectively, or on the ability of WRES or Wells Management to perform its obligations under this Amendment; provided, however, that with respect to any person or entity, such provision shall not include any state of facts, development, occurrence, effect, event or change arising out of or resulting from (A) changes in conditions in the United States or global economy or capital or financial markets generally, including changes in interest or exchange rates, (B) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles that, in each case, generally affect industries in which such Persons conduct business or (C) any conditions generally affecting the office and industrial real estate industry, including economic, legal and regulatory changes.
C.Ownership and Sufficiency of Transferred Assets. WRES does not own any assets as of the Effective Date. Wells REF or Wells Management has, and as of the WRES Option Closing WRES will have, good title to, or a valid leasehold interest in, all of the PM Transferred Assets; except that with respect to the PM Delayed Assets, WRES will have good title to, or valid interest in, such PM Delayed Assets upon their transfer to WRES. The PM Transferred Assets constitute all of the assets that are material to the Property Management Business and necessary to conducting the Property Management Business in substantially the same manner as is being conducted and such services are being provided as of the date hereof. Except for the PM Delayed Assets, there are no assets other than the PM Transferred Assets that are used by Wells REF, Wells Management, WRES or their affiliates in connection with the Property Management Business. The PM Transferred Assets will

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constitute all of the assets necessary for WRES to provide the services currently provided by WRES, Wells Management or Wells REF or their affiliates under the Property Management Agreement to REIT II on a stand alone basis in substantially the same manner and at the same level of service as such services are being provided as of the Effective Date.
D.Litigation. Except as set forth in Disclosure Schedule 8(D), there are no lawsuits and no material claims, proceedings, actions, investigations, oppositions, challenges or cancellation proceedings pending or, to the knowledge of either of Wells REF, Wells Management or WRES, threatened against or affecting WRES or relating to or affecting the services currently being provided pursuant to the Property Management Agreement, the Property Management Employees, the Property Management Assets or the PM Transferred Assets. There are no outstanding orders, writs, judgments, decrees, injunctions or settlements that (i) prohibit or restrict the consummation of the transactions contemplated by this Amendment; (ii) would reasonably be expected to have a Material Adverse Effect on the Property Management Business; or (iii) would materially adversely affect the operations, assets or business of WRES.
E.No Violation of Law. Each of Wells REF, Wells Management and WRES is not, nor in the past five years has it been, in material default under or in material violation of, nor has it been charged with any material violation of, any Law, relating to or arising in any way out of the operation of the Property Management Business, the Property Management Employees, the Property Management Assets or the PM Transferred Assets. To the knowledge of each of Wells REF, Wells Management and WRES, none of the Property Management Employees is, or in the past five years has been, in default under or in violation of, or has been charged with any violation of, any law (i) where the violation constitutes or could constitute a felony; (ii) involving theft, fraud, dishonesty or other moral turpitude; or (iii) relating to regulation of the securities, commodities or the banking or financial services markets. The Property Management Business has at all times been operated in all material respects in accordance with applicable laws and permits.
F.Employee Matters.
(i)Disclosure Schedule 8(F) sets forth, as of the date hereof, the name, job title, hire date, annual salary or hourly wages, bonus or commission terms, any severance amounts and benefits and any other material terms of employment of all employees of WRES who are expected to be employees of WRES as of the WRES Option Closing, together with a statement of the form and amount of all remuneration paid or to be paid to each such person for services rendered to or on behalf of WRES during the twelve months prior to the Effective Date (each such employee, together with any new or replacement employees who will be employees of WRES as of the WRES Option Closing, being referred to herein as a “Property Management Employee”).
(ii)Except as set forth on Disclosure Schedule 8(F), neither the execution and delivery of this Amendment, nor the performance of the transactions contemplated thereby, will (either alone or in conjunction with any other event, such as termination of employment) (i) result in any payment (including severance payments, payments under any other agreements or unemployment compensation payments) becoming due from any of Wells REF, Wells Management or WRES to any Property Management Employee or any other person, under any plan or otherwise; (ii) increase any benefits otherwise payable under any plan operated or maintained by or on behalf of Wells REF, Wells Management or WRES; or (iii) result in any acceleration of the time of payment or vesting of any benefits payable by any of Wells REF, Wells Management or WRES to any Property Management Employee. Wells REF shall be responsible for and shall pay any and all severance payments and related obligations with respect to any Wells Management or WRES employee except for employees

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included on Disclosure Schedule 8(F) as a Property Management Employee and employed by WRES as of the WRES Option Closing. The termination of any Property Management Employee by WRES after the Effective Date, but prior to the WRES Option Closing, will require the consent of REIT II and Wells REF.
G.Labor Relations. There is or are no (i) unfair labor practice, charge or complaint or other proceeding pending or, to the knowledge of any of Wells REF, Wells Management or WRES, (A) threatened against any of Wells REF, Wells Management or WRES or (B) threatened against any of Wells REF, Wells Management or WRES and relating in any way to any Property Management Employee or any other employee of WRES; (ii) charges pending against Wells REF, Wells Management or WRES before any federal, state or local agency responsible for the prevention or investigation of unlawful employment practices; or (iii) charges pending against any of Wells REF, Wells Management or WRES before any federal, state or local agency responsible for the prevention or investigation of unlawful employment practices and relating in any way to any Property Management Employee or any other employee of WRES. To the knowledge of each of Wells REF, Wells Management and WRES, each of Wells REF, Wells Management and WRES comply, and at all times in the past, have complied, with all laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and have not engaged in any unfair labor practice. Neither Wells REF, Wells Management nor WRES is a party to, nor do they have any liability with respect to, any collective bargaining agreement or other labor union contract applicable to the Property Management Employees or to any other Persons providing services to Wells REF, Wells Management or WRES relating to the Property Management Business, nor to the knowledge of Wells REF, Wells Management and WRES, are any activities or proceedings of any labor union or other person to organize any such employees ongoing. There is no labor strike, slowdown, work stoppage or lockout pending or, to the knowledge of any of Wells REF, Wells Management and WRES, threatened against or affecting Wells REF, Wells Management or WRES, nor has there been any such activity since their respective formations. To the extent that any of the foregoing representations and warranties are true as of the Effective Date and Wells REF notifies REIT II in writing of an intervening event that would cause such representation or warranty to not be true as of the WRES Option Closing, then such event shall not be deemed to be a breach of such representation or warranty; provided, however, that Wells REF and Wells Management shall be responsible for any liability arising out of or relating to such intervening event.
H.Brokers. No agent, broker, investment banker, financial advisor or other firm or person is entitled to any brokerage, finder's, financial advisor's or other similar fee or commission for which WRES or REIT II could become liable in connection with the transactions contemplated by this Amendment as a result of any action taken by or on behalf of Wells REF, Wells Management or WRES.
I.Capabilities. Wells REF and Wells Management each has, and will maintain throughout the term of this Amendment, sufficient employees and other resources to perform the Services and otherwise satisfy its obligations under this Amendment.
J.Real Property. WRES has not and does not own any real property. WRES is not a party to any lease agreement pursuant to which WRES leases any real property from a third party.
K.Contracts. Disclosure Schedule 8(K) contains a list of each agreement, relationship, commitment or arrangement (collectively, “Material Contracts”), written or oral, to which WRES is a party or which will be assigned to WRES by Wells REF or Wells Management pursuant to this Amendment and which is:

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(i)an agreement (or group of related agreements) for the lease or installment sales purchase of tangible personal property to or from any person;
(ii)an agreement concerning a partnership, limited liability company or joint venture;
(iii)an agreement (or group of related agreements) under which WRES has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation;
(iv)an agreement concerning confidentiality, exclusivity, exclusive dealing or noncompetition or otherwise restricting or limiting WRES or the conduct of the Property Management Business;
(v)an agreement between WRES, on the one hand, and Wells REF or its affiliates, on the other hand;
(vi)an agreement (including a binding offer letter or similar agreement) for the employment of any individual employed by WRES on a full-time, part-time, consulting, or other basis or providing severance benefits;
(vii)an agreement with a sales representative or broker or any other agreement requiring the payment of commissions, fees or other compensation to third parties;
(viii)an agreement under which the consequences of a default or termination could have a Material Adverse Effect on WRES;
(ix)a license or sublicense of any rights under or with respect to any patents, copyrights, software or other intellectual property, including all Licensed Intellectual Property;
(x)any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000; and
(xi)any other agreement, contract or commitment outside the ordinary course of business.
Disclosure Schedule 8(K) also sets forth each Material Contract to which WRES is a party as of the Effective Date that will be terminated or transferred to another Wells REF related entity prior to the WRES Option Closing (each a “Transferred Contract”).
With respect to each such Material Contract, (i) the Material Contract is legal, valid, binding, enforceable, and in full force and effect; (ii) the Material Contract (other than the Transferred Contracts) will continue to be legal, valid, binding, enforceable and in full force and effect on the same terms following the consummation of the transactions contemplated hereby; and (iii) no party is in breach or default, and no event has occurred which with notice or passage of time or both would constitute a breach or default, or permit termination, modification, or acceleration, under such Material Contract.
L.Taxes. Since the date of its formation, WRES has been wholly-owned by Wells Management and has been disregarded as an entity separate from its owner for federal income tax purposes pursuant to Treasury Regulations section 301.7701-3(b)(1)(ii) and neither Wells REF, Wells

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Management nor any governmental or regulatory authority has taken a position inconsistent with such treatment.  WRES (or Wells Management with respect to WRES) has duly and timely filed all Tax Returns required to be filed by it, and all such Tax Returns were correct and complete in all material respects.  All Taxes due and owing by WRES (whether or not shown on any Tax Returns) have been paid. All Taxes due and owing (whether or not shown on any Tax Returns), which, if unpaid, may result in a Lien (as defined in the Property Management Asset Transfer Agreement) on the Property Management Assets or the PM Transferred Assets have been paid.  For purposes of this Amendment: (i) “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including Taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other Tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person; and (ii) “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
M.Intellectual Property. Wells REF, Wells Management and WRES own, or have the right to use pursuant to valid and effective agreements, all Intellectual Property. No claims or demands are pending against Wells REF, Wells Management or WRES by any person with respect to the use of any Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement relating to the same, and the current use by Wells REF, Wells Management or WRES of the Intellectual Property does not to any of Wells REF's, Wells Management's or WRES's knowledge infringe on the rights of any third party. Wells REF, Wells Management and WRES are not in default under any agreement or license with respect to any Licensed Intellectual Property. “Proprietary Intellectual Property” means all patents, trademarks, trade names, copyrights, software, technology and process (including all federal, state and foreign registrations pertaining thereto) and all copyright registrations owned by Wells REF, Wells Management or WRES as of the date hereof and used or held for use in conducting Property Management Business. “Licensed Intellectual Property” means all patents, trademarks, trade names, copyrights, software, technology and processes used or held for use by Wells REF, Wells Management or WRES as of the date hereof in conducting the Property Management Business that are used pursuant to a license or other right granted by a third party. “Intellectual Property” means both Proprietary Intellectual Property and Licensed Intellectual Property.
N.Insurance. Wells REF and Wells Management maintain insurance policies for the benefit of WRES and the Property Management Business (the “Insurance Policies”). The Insurance Policies are in full force and effect, provide coverage that is commercially reasonable to insure WRES and the Property Management Business in accordance with industry practices and all premiums due thereon have been paid in full in a timely manner. Wells REF, Wells Management and WRES have complied in all material respects with the terms and provisions of the Insurance Policies. Except as set forth on Disclosure Schedule 8(N), there are no claims pending or, to the knowledge of Wells REF, Wells Management or WRES threatened, under any of the Insurance Policies in respect of the Property Management Business and no disputes with underwriters are pending or, to the knowledge of Wells REF, Wells Management or WRES, threatened. Wells REF, Wells Management and WRES have been covered at all times during their ownership and operation of the Property Management

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Assets, PM Transferred Assets and the Property Management Business by insurance in scope and amount customary and reasonably consistent with industry practice.
O.Employee Benefits.
(i)Disclosure Schedule 8(O) lists each Employee Benefit Plan that Wells REF, Wells Management or WRES maintains and contributes to on behalf of Wells REF, Wells Management or WRES employees performing services with respect to the Property Management Business, or with respect to which Wells REF, Wells Management or WRES has any liability with respect to the Property Management Business.
(1)Each such Employee Benefit Plan (and each related trust, insurance contract or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all respects with the applicable requirements of ERISA, and the Internal Revenue Code, except where the failure to comply would not have a Material Adverse Effect.
(2)All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made to each such Employee Benefit Plan that is an Employee Pension Benefit Plan. All premiums or other payments that are due have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.
(3)Each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Internal Revenue Code Section 401(a) has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Internal Revenue Code Section 401(a).
(ii)Wells REF, Wells Management and WRES do not sponsor or contribute to any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA § 3(35)).
9.Representations and Warranties of REIT II.
A.Organization and Qualification. REIT II is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. REIT II has all requisite corporate power and authority to own, license, use or lease and operate its assets and properties and to carry on its business as it is now conducted.
B.Authority; Non-Contravention; Approvals.
(i)REIT II has all requisite corporate power and authority to execute and deliver this Amendment and to perform the transactions contemplated by this Amendment. The execution and delivery of this Amendment and the performance by REIT II of the transactions contemplated by this Amendment have been approved by the board of directors of REIT II. No other corporate proceeding on the part of REIT II is necessary to authorize the execution and delivery of this Amendment or the performance by REIT II of the transactions contemplated by this Amendment. This Amendment has been duly executed and delivered by REIT II and, assuming the due authorization, execution and delivery of this Amendment by Wells REF and each of the other parties hereto, this Amendment constitutes valid and binding obligations of REIT II enforceable against REIT II in accordance with its respective terms, except that such enforcement may be subject to

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(i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement or creditors' rights generally; and (ii) general equitable principles.
(ii)The execution and delivery by REIT II of this Amendment and the performance of the transactions contemplated by this Amendment will not (i) conflict with or result in a breach of any provisions of the articles of incorporation or bylaws of REIT II; or (ii) violate any order, writ, judgment, injunction, decree, statute, treaty, rule or regulation applicable to REIT II, excluding such violations that would not reasonably be expected to have a Material Adverse Effect on REIT II.
(iii)No declaration, filing or registration with, or notice to, or authorization, consent, order or approval of, any governmental authority is required to be obtained or made in connection with or as a result of the execution and delivery of this Amendment by REIT II or the performance by REIT II of the transactions contemplated by this Amendment or the consummation of the transactions contemplated by this Amendment, other than the filing with the Securities Exchange Commission of any reports or filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
10.Indemnification.
A.Subject to any limitations imposed by the laws of the State of Maryland or REIT II's Amended and Restated Corporate Governance Guidelines in effect as of the Effective Date, REIT II shall indemnify Wells REF, Wells Management and WRES, and each of them, and shall hold each of Wells REF, Wells Management and WRES harmless against, any loss, damage, cost or expense (including reasonable attorneys' fees) (collectively, “Losses”) which either of Wells REF, Wells Management or WRES may sustain or incur by reason of any claim, demand, suit or recovery by any third party allegedly (i) arising out of or relating to the breach of any representation, warranty or covenant of REIT II in this Amendment or (ii) arising out of either of Wells REF's, Wells Management's or WRES's performance of the services in this Amendment or either of Wells REF's, Wells Management's or WREAS II's acts or omissions in connection with its performance of the services in this Amendment, except in cases where the claim arises out of either of Wells REF's, Wells Management's or WRES's bad faith, gross negligence or willful misconduct in performing the services hereunder or the breach by Wells REF, Wells Management or WRES of their obligations under this Amendment; provided, however, that REIT II shall have no obligation to indemnify Wells REF, Wells Management or WRES for any claim by any current or former employee relating to Wells REF or Wells Management complying with their obligations under this Amendment.
B.Wells REF and Wells Management shall indemnify and shall hold REIT II harmless against any Losses which REIT II or WRES may sustain or incur by reason of any claim, demand, suit or recovery by any third party allegedly (i) arising out of or relating to the breach by Wells REF or Wells Management of any representation, warranty or covenant in this Amendment or (ii) arising out of Wells REF's, Wells Management's or WRES's bad faith, gross negligence or willful misconduct in performing the services in this Amendment or the breach by Wells REF, Wells Management or WRES of their obligations under this Amendment.
11.Miscellaneous.
A.Effect on TSA. Except as otherwise specifically set forth herein, the terms of the TSA remain in full force and effect.

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B.Survival of Obligations. The obligations of the parties pursuant to this Amendment shall survive the expiration of the TSA.
C.Title and Headings. Titles and headings to sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Amendment.
D.Execution in Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
E.Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Georgia, without regard to the conflicts of law principles of such State. The parties hereto consent and submit to the exclusive jurisdiction of the courts (state and federal) located in the State of Georgia in connection with any controversy arising under this Agreement or its subject matter. The parties hereby waive any objection they may have in any such action based on lack of personal jurisdiction, improper venue or inconvenient forum.
[Signature Page Follows.]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Transition Services Agreement as of the 28th day of December, 2012.

WELLS REAL ESTATE FUNDS, INC.

By: /s/ Robert Kennedy
Name: Robert Kennedy
Title: Vice President

WELLS REAL ESTATE ADVISORY SERVICES II, LLC

By: /s/ E. Nelson Mills
Name: E. Nelson Mills
Title: President

WELLS REAL ESTATE SERVICES, LLC

By: /s/ Robert M. McCullough
Name: Robert M. McCullough
Title: Vice President

WELLS MANAGEMENT COMPANY, INC.

By: /s/ Douglas P. Williams
Name: Douglas P. Williams
Title: Vice President

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

By: /s/ George W. Sands
Name: George W. Sands
Title: Authorized Signatory

Amendment to Transition Services Agreement Signature Page

Exhibit 1 to the Amendment to Transition Services Agreement
Exhibit D
RENEWAL ADVISORY AGREEMENT

THIS RENEWAL ADVISORY AGREEMENT, effective as of January 1, 2013 (the “Agreement”), is between WELLS REAL ESTATE INVESTMENT TRUST II, INC., a Maryland corporation (the “Company”), and WELLS REAL ESTATE ADVISORY SERVICES II, LLC, a Georgia limited liability corporation (the “Advisor”).
W I T N E S S E T H

WHEREAS, the Company desires to avail itself of the experience, sources of information, advice, assistance and certain facilities available to the Advisor and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of, the Board of Directors of the Company all as provided herein;
WHEREAS, the Advisor is willing to undertake to render such services, subject to the supervision of the Board of Directors, on the terms and conditions hereinafter set forth;
WHEREAS, the Company and the Advisor were previously parties to an advisory agreement that became effective April 1, 2012, covering the period from April 1, 2012 through June 30, 2012 (the “April Advisory Agreement”);
WHEREAS, on June 29, 2012, the Company and the Advisor entered into an initial term advisory agreement effective as of July 1, 2012, covering the period from July 1, 2012 through December 31, 2012 (the “Initial Term Advisory Agreement”);
WHEREAS, the Company and Wells Real Estate Funds, Inc. (“Wells REF”) have entered into an Investor Services Agreement dated June 29, 2012 and effective as of July 1, 2012 (the “Investor Services Agreement”);
WHEREAS, the Company and Wells Management Company, Inc. have entered into a Master Property Management, Leasing and Construction Management Agreement effective as of July 1, 2012 (the “Master Property Management, Leasing and Construction Management Agreement”);
WHEREAS, the Board of Directors and the Advisor now desire to enter this new advisory agreement between the Company and the Advisor to be effective upon the expiration of the Initial Term Advisory Agreement, with this new advisory agreement covering the period from January 1, 2013, through December 31, 2013 (as specified in Paragraph 14);
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.Definitions. As used in this Agreement, the following terms have the definitions hereinafter indicated:
Acquisition Expenses. Any and all expenses, excluding the fee payable to the Advisor pursuant to Paragraph 8(b), incurred by the Company, the Advisor, or any Affiliate of either in connection with the selection, acquisition or development of any Property, whether or not acquired, including, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, and title insurance premiums.
Acquisition Fees. Any and all fees and commissions, exclusive of Acquisition Expenses, paid by any Person to any other Person (including any fees or commissions paid by or to any Affiliate of the Company or the Advisor) in connection with purchase, development or construction of any Property. Included in the computation of such fees or commissions shall be any real estate commissions, acquisition fees, finder's fees, selection fees, Development Fees, Construction Fees, nonrecurring management fees, loan fees, points, or any other fees or commissions of a similar nature. Excluded shall be Development Fees and Construction Fees paid to Persons not Affiliated with the Advisor in connection with the actual development and construction of a Property.
Adjusted Cost. (A) As of any date of determination and until such time as the Company completes an Asset-based Valuation, the sum of: (a) the actual amount invested on behalf of the Company in the Properties as of the date of determination; plus (b) (1) with respect to Joint Ventures, the actual amount invested on behalf of the Company in the Joint Ventures as of the date of determination, plus (2) the Company's allocable share of capital improvements relating to building improvements and/or initial leaseup of space in the building (such improvements to exclude any expenditures of capital for normal building improvement, maintenance and repair and tenant improvements relating to existing leases or lease renewals) made by the Joint Venture from cash flows generated by the Joint Venture; less (c) the amounts invested in Properties or Joint Ventures relating to Vacant Properties plus any additions to Adjusted Cost related to such Joint Ventures pursuant clause (b)(2) above; less (d) any amounts recognized on the Company's consolidated financial statements on or before such date of determination as impairments to the carrying value of the Properties or Joint Venture investments in accordance with Generally Accepted Accounting Principles, excluding any temporary impairments or impairment charges related to Vacant Properties for which the amount invested has been deducted from the foregoing calculation. In all cases, “Adjusted Cost” excludes the Lindbergh/Energy Center Adjusted Cost.
(B) On and after such time as the Company completes an Asset-based Valuation, “Adjusted Cost” means, as of any date of determination, the lesser of (1) the amount determined in accordance with Paragraph (A) above, or (2) the aggregate value of the Company's interest in the Properties and Joint Ventures as established in connection with the most recent Asset-based Valuation, plus, with respect to any Properties purchased or Joint Ventures entered into after the date of the most recent Asset-based Valuation, the adjusted cost for such Properties or Joint Ventures determined in accordance with Paragraph (A) above; until such time as the next Asset-based Valuation by the Company, at which time the Adjusted Cost of such properties will be determined in accordance with Paragraph (A) above . In all cases, “Adjusted Cost” excludes the Lindbergh/Energy Center Adjusted Cost.
Advisor. Wells Real Estate Advisory Services II, LLC, a Georgia limited liability corporation, any successor advisor to the Company, or any Person(s) to which Wells Real Estate Advisory Services II, LLC or any successor advisor subcontracts substantially all of its functions.

Affiliate or Affiliated. An Affiliate of another Person includes only the following: (i) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; (ii) any Person directly or indirectly owning, controlling, or holding with the power to vote 10% or more of the outstanding voting securities of such other Person; (iii) any legal entity for which such Person acts as an executive officer, director, trustee, or general partner; (iv) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other Person; and (v) any executive officer, director, trustee, or general partner of such other Person. An entity shall not be deemed to control or be under common control with an Advisor-sponsored program unless (i) the entity owns 10% or more of the voting equity interests of such program or (ii) a majority of the board (or equivalent governing body) of such program is comprised of Affiliates of the entity.
Appraised Value. The “As Is” fair market value according to an appraisal made by an Independent Appraiser.
April Advisory Agreement. The agreement between the Advisor and the Company that became effective April 1, 2012, covering the period from April 1, 2012 through June 30, 2012.
Articles of Incorporation. The Articles of Incorporation of the Company under Title 2 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended from time to time.
Asset-based Valuation. An estimate of the value of a share of the Company's common stock approved by the Board of Directors of the Company and based in part on an estimate of the value of the Company's assets (as opposed to an estimate based solely on the most recent price paid for a share of the Company's common stock in an offering of such shares).
Asset Management Fee. The Asset Management Fee payable to the Advisor as defined in Paragraph 8(a).
Asset Management Fee Ceiling. The ceiling on the Asset Management Fee as defined in Paragraph 8(a).
Asset Management Fee Percentage. The Asset Management Fee Percentage equals (1)  0.625%, until the monthly payment of the Asset Management Fee under this Agreement equals $2,708,333.33; (2) thereafter, the Fixed Fee Percentage for so long as the sum of Adjusted Cost plus the Lindbergh/Energy Center Adjusted Cost, as of any date of determination, is less than $6,500,000,000; and (3) 0.50% commencing when the sum of Adjusted Cost plus the Lindbergh/Energy Center Adjusted Cost, as of any date of determination, is at least $6,500,000,000.
Average Invested Assets. For a specified period, the average of the aggregate book value of the assets of the Company invested, directly or indirectly, in Properties and Loans secured by real estate before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during such period.
Board of Directors or Board. The persons holding such office, as of any particular time, under the Articles of Incorporation of the Company, whether they be the Directors named therein or additional or successor Directors.
Bulk Liquidation. A liquidation of all or substantially all of the Company's assets effected in a transaction or series of transactions with three or fewer buyers or their Affiliates that are closed in a period of 12 months or less.

Bylaws. The bylaws of the Company, as the same are in effect from time to time.
Capped O&O Expenses. All Organizational and Offering Expenses other than selling commissions and the dealer manager fee as described under “Plan of Distribution” in any registration statement relating to a public offering and filed with the U.S. Securities and Exchange Commission.
Cash from Financings. Net cash proceeds realized by the Company from the financing of Property or from the refinancing of any Company indebtedness.
Cash from Sales. Net cash proceeds realized by the Company from the sale, exchange or other disposition of any of its assets after deduction of all expenses incurred in connection therewith. Cash from Sales shall not include Cash from Financings.
Cash from Sales and Financings. The total sum of Cash from Sales and Cash from Financings.
Ceiling Excess. The extent to which the sum of the three previous monthly Asset Management Fee payments exceeds the Asset Management Fee Ceiling, as defined in Paragraph 8(a).
Code. Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.
Company. Wells Real Estate Investment Trust II, Inc., a corporation organized under the laws of the State of Maryland.
Competitive Real Estate Commission. A real estate or brokerage commission for the purchase or sale of property which is reasonable, customary, and competitive in light of the size, type, and location of the property.
Conflicts Committee. “Conflicts Committee” shall have the meaning set forth in the Articles of Incorporation.
Construction Fee. A fee or other remuneration for acting as general contractor and/or construction manager to construct improvements, supervise and coordinate projects or to provide major repairs or rehabilitation on a Property.
Contract Sales Price. The total consideration received by the Company for the sale of a Property.
Cumulative Return. For the period for which the calculation is being made, the percentage resulting from dividing (A) the total Distributions paid on each Distribution date during such period (excluding Distributions paid out of Cash from Sales and Financings), by (B) the product of (i) the weighted average Invested Capital for such period (calculated on a daily basis) and (ii) the number of years (including fractions thereof) which have elapsed during such period.
Development Fee. A fee for the packaging of a Property, including negotiating and approving plans, and undertaking to assist in obtaining zoning and necessary variances and necessary financing for the Property, either initially or at a later date.

Director. A member of the Board of Directors of the Company.
Disposition Fee. The Disposition Fee as defined in Paragraph 8(c).
Distributions. Any distributions of money or other property by the Company to owners of Shares, including distributions that may constitute a return of capital for federal income tax purposes.
Fixed Fee Percentage. The Fixed Fee Percentage equals the quotient of (A) (x) $32,500,000, less (y) the product of (1) 0.50% times (2) the Lindbergh/Energy Center Adjusted Cost; divided by (B) the Adjusted Cost.
Gross Proceeds. The aggregate purchase price of all Shares sold for the account of the Company through an Offering, without deduction for Organization and Offering Expenses.
Guaranteed Obligations. The Guaranteed Obligations as defined in Paragraph 30.
Guarantor. The Guarantor as defined in Paragraph 30.
Independent Appraiser. A person or entity with no material current or prior business or personal relationship with the Advisor or the Directors, who is engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by the Company, and who is a qualified appraiser of real estate as determined by the Board. Membership in a nationally recognized appraisal society such as the American Institute of Real Estate Appraisers (“M.A.I.”) or the Society of Real Estate Appraisers (“S.R.E.A.”) shall be conclusive evidence of such qualification.
Invested Capital. The amount calculated by multiplying the total number of Shares purchased by stockholders by the issue price, reduced by the portion of any Distribution that is attributable to Net Sales Proceeds and by any amounts paid by the Company to repurchase Shares pursuant to the Company's plan for redemption of Shares.
Investor Services Agreement. The investor services agreement between Wells Real Estate Funds, Inc. and the Company dated as of June 29, 2012 and effective as of July 1, 2012, and any successor agreement.
Joint Venture. Any joint venture, limited liability company or other Affiliate of the Company that owns, in whole or in part on behalf of the Company, any Properties.
Lindbergh/Energy Center Adjusted Cost. (A) As of any date of determination and until such time as the Company completes an Asset-based Valuation, the actual amount, if any, invested in the two Properties commonly known as AT&T Lindbergh Center and in one Property commonly known as Energy Center I for so long as such Properties are owned on behalf of the Company less any amounts recognized on or before such date of determination as impairments to the carrying value of AT&T Lindbergh Center and Energy Center I in accordance with Generally Accepted Accounting Principles. In all cases, the Lindbergh/Energy Center Adjusted Cost shall be reduced as appropriate if either the AT&T Lindbergh Center (treated as one Property) or Energy Center I is considered a Vacant Property, as defined herein.
(B) On or after such time as the Company completes an Asset-based Valuation, “Lindbergh/Energy Center Adjusted Cost” means, as of any date of determination, the lesser of (1) the amount determined in accordance with Paragraph (A) above, or (2) the value of the Company's interest in the AT&T Lindbergh Center and in Energy Center I as established in connection with the Company's most recent Asset-based Valuation. In all cases, the Lindbergh/Energy Center Adjusted Cost shall be reduced as appropriate if either the AT&T Lindbergh Center (treated as one Property) or Energy Center I is considered a Vacant Property, as defined herein.
Listing. The listing of the Shares on a national securities exchange or over-the-counter market.
Master Property Management, Leasing and Construction Management Agreement. The agreement by and between Wells Management Company, Inc., the Company and the Partnership effective as of July 1, 2012, and any successor agreement.
NASAA Guidelines. The NASAA Statement of Policy Regarding Real Estate Investment Trusts as in effect on the date hereof.
Net Asset Value. The excess of (i) the aggregate of the Adjusted Cost plus the Lindbergh/Energy Center Adjusted Cost over (ii) the aggregate outstanding amount of debt of the Company, the Partnership, and the Joint Ventures (as adjusted for the Company's interest in such Joint Ventures) and any accrued interest thereon.
Net Income. For any period, the total revenues applicable to such period, less the total expenses applicable to such period excluding additions to reserves for depreciation, bad debts or other similar non-cash reserves; provided, however, Net Income for purposes of calculating total allowable Operating Expenses (as defined herein) shall exclude the gain from the sale of the Company's assets.
Net Sales Proceeds. In the case of a transaction described in clause (i) (A) of the definition of Sale, the proceeds of any such transaction less the amount of all real estate commissions and closing costs paid by the Company. In the case of a transaction described in clause (i) (B) of such definition, Net Sales Proceeds means the proceeds of any such transaction less the amount of any legal and other selling expenses incurred in connection with such transaction. In the case of a transaction described in clause (i) (C) of such definition, Net Sales Proceeds means the proceeds of any such transaction actually distributed to the Company from the joint venture. In the case of a transaction described in clause (ii) of the definition of Sale, Net Sales Proceeds means the proceeds of such transaction or series of transactions less all amounts generated thereby and reinvested in one or more Properties within 180 days thereafter and less the amount of any real estate commissions, closing costs, and legal and other selling expenses incurred by or allocated to the Company in connection with such transaction or series of transactions. Net Sales Proceeds shall not include any reserves established by the Company in its sole discretion.
Offering. Any offering of Shares that is registered with the SEC, excluding Shares offered under any employee benefit plan.
Operating Expenses. All costs and expenses incurred by the Company, as determined under generally accepted accounting principles, which in any way are related to the operation of the Company or to Company business, including fees paid to the Advisor, but excluding (i) the expenses of raising capital such as Organization and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and tax incurred in connection with the issuance, distribution, transfer, registration and Listing of the Shares, (ii) interest payments, (iii) taxes, (iv) non-cash expenditures such as depreciation, amortization and bad loan reserves, (v) incentive fees paid in compliance with Section IV.F. of the NASAA Guidelines and (vi) Acquisition Fees, Acquisition Expenses, real estate commissions on resale of property, and other expenses connected with the acquisition, disposition, and ownership of real estate interests, mortgage loans or other property (such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property).

Organization and Offering Expenses. All expenses incurred by and to be paid from the assets of the Company in connection with and in preparing the Company for registration of and subsequently offering and distributing its Shares to the public, which may include but are not limited to, total underwriting and brokerage discounts and commissions (including fees of the underwriters' attorneys); expenses for printing, engraving and mailing; salaries of employees while engaged in sales activity; charges of transfer agents, registrars, trustees, escrow holders, depositaries and experts; and expenses of qualification of the sale of the securities under Federal and State laws, including taxes and fees, accountants' and attorneys' fees.
Partnership. Wells Operating Partnership II, L.P., a Delaware limited partnership formed to own and operate properties on behalf of the Company.
Person. An individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c) (17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.
Personnel Expenses. All wages and salaries and other employee-related expenses of all employees of Advisor or its Affiliates to the extent engaged in the management, administration, operations, and marketing of the Company, including taxes, insurance and benefits relating to such employees, including those personnel expenses reimbursable under the Investor Services Agreement and Section 3.2 of the Master Property Management, Leasing and Construction Management Agreement that were previously reimbursed under the April Advisory Agreement, but excluding those personnel expenses reimbursable under Section 3.1 of the Master Property Management, Leasing and Construction Management Agreement and any other agreement between the Company and the Advisor or its Affiliates that is not mentioned herein.
Portfolio G&A Expenses. Those categories of portfolio general and administrative costs described on Schedule A attached hereto, which include general and administrative costs reimbursable pursuant to this Agreement, the Investor Services Agreement and the Master Property Management, Leasing and Construction Management Agreement plus the personnel expenses related to portfolio-level property management services that are reimbursable pursuant to Section 3.2 of the Master Property Management, Leasing and Construction Management Agreement and were previously reimbursed under the April Advisory Agreement, but excluding costs reimbursable pursuant to any other agreement between the Company and the Advisor or its Affiliates that is not mentioned herein.
Property or Properties. Any real property or properties transferred or conveyed to the Company or the Partnership, either directly or indirectly.
Property Manager. Any entity that has been retained to perform and carry out property management services at one or more of the Properties, excluding persons, entities or independent contractors retained or hired to perform facility management or other services or tasks at a particular Property, the costs for which are passed through to and ultimately paid by the tenant at such Property.
REIT. A “real estate investment trust” under Sections 856 through 860 of the Code.
Sale or Sales. (i) Any transaction or series of transactions whereby: (A) the Company or the Partnership sells, grants, transfers, conveys, or relinquishes its ownership of any Property or portion thereof, including the transfer of any Property that is the subject of a ground lease, and including any event with respect to any Property which gives rise to a significant amount of insurance proceeds or condemnation awards; (B) the Company or the Partnership sells, grants, transfers, conveys, or relinquishes its ownership of all or substantially all of the interest of the Company or the Partnership in any joint venture in which it is a co-venturer or partner; or (C) any joint venture in which the Company or the Partnership as a co-venturer or partner sells, grants, transfers, conveys, or relinquishes its ownership of any Property or portion thereof, including any event with respect to any Property which gives rise to insurance claims or condemnation awards, but (ii) not including any transaction or series of transactions specified in clause (i) (A), (i) (B), or (i) (C) above in which the proceeds of such transaction or series of transactions are reinvested in one or more Properties within 180 days thereafter.
Shares. The Company's shares of common stock, par value $0.01 per share.
Stockholders. The registered holders of the Shares.
Stockholders' 8% Return. As of each date, an aggregate amount equal to an 8% Cumulative Return.
Subordinated Incentive Fee. The fee payable to the Advisor under certain circumstances if the Shares are listed on a national securities exchange or over-the-counter market as defined in Paragraph 8(e).
Subordinated Performance Fee Due Upon Termination. Subordinated Performance Fee Due Upon Termination means a fee equal to (1) 10% of the amount, if any, as of the Termination Date by which (a) the sum of (i) the Appraised Value of the Company's Properties; plus, without duplication (ii) the fair market value of the Company's interests in Joint Ventures; plus (iii) the fair market value of any other tangible assets of the Company; less (iv) all liabilities of the Company and the Partnership ; plus (v) total Distributions through the Termination Date; exceeds (b) the sum of Invested Capital, plus Distributions attributable to Net Sales Proceeds, plus total Distributions required to be made to the stockholders in order to pay the Stockholders' 8% Return from inception through the termination date; less (2) any prior payment to the Advisor of a Subordinated Share of Net Sales Proceeds. For the purpose of the foregoing calculations, all asset values and liabilities shall be adjusted to exclude the portion of such amounts allocable to minority interest holders not otherwise considered in the calculation of the value of Joint Ventures.
Subordinated Share of Net Sales Proceeds. The Subordinated Share of Net Sales Proceeds as defined in Paragraph 8(d).
Termination Date. The date of termination of the Agreement.
Transition Services Agreement. The Transition Services Agreement between Wells Real Estate Funds, Inc. and the Company dated as of June 29, 2012 and effective as of July 1, 2012, and any successor agreement.
Vacant Property. A Property that (i) for over thirty percent (30%) of its leasable square feet does not have third-party tenant leases in place; or (ii) has not collected at least seventy percent (70%) of the Property's total potential rental revenue based upon full occupancy, except if not attaining seventy percent is a result of tenant improvements, concessions or similar leasing incentives contained in leases approved by the Board for (i) the period from acquisition until the applicable measurement date, if less than six months or (ii) for the six months immediately preceding the date of measurement.
2%/25% Guidelines. The requirement pursuant to the NASAA Guidelines that, in any 12-month period, total Operating Expenses not exceed the greater of 2% of the Company's Average Invested Assets during such 12-month period or 25% of the Company's Net Income over the same 12-month period.

2.Appointment. The Company hereby appoints the Advisor to serve as its advisor and asset manager on the terms and conditions set forth in this Agreement, and the Advisor hereby accepts such appointment.
3.Duties and Authority of the Advisor. The Advisor undertakes to use its reasonable efforts to present to the Company potential investment opportunities to provide a continuing and suitable investment program consistent with (i) the investment objectives and policies of the Company as determined and adopted from time to time by the Board and (ii) the investment allocation method described at Paragraph 11(b) of this Agreement. The services of the Advisor are to be of scope and quality not less than those generally performed by professional asset managers of other similar property portfolios. The Advisor shall make available the full benefit of the judgment, experience and advice of the members of the Advisor's organization and staff with respect to the duties it will perform under this Agreement. To facilitate the Advisor's performance of these undertakings, but subject to the restrictions included in Paragraphs 4 and 7 and to the continuing and exclusive authority of the Board over the management of the Company and the Partnership, the Company hereby delegates to the Advisor the authority to, and the Advisor hereby agrees to, either directly or by engaging an Affiliate:
(a)serve as the Company's investment and financial advisor and provide research and economic and statistical data in connection with the Company's assets and investment policies;
(b)provide the daily management of the Company and perform and supervise the various administrative functions reasonably necessary for the management of the Company;
(c)maintaining the accounting and other record-keeping functions at the Company level; and
(d)investigate, select, and, on behalf of the Company, engage and conduct business with such Persons as the Advisor deems necessary to the proper performance of its obligations hereunder, including but not limited to consultants, accountants, correspondents, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, builders, developers, property owners, mortgagors, and any and all agents for any of the foregoing, including Affiliates of the Advisor, and Persons acting in any other capacity deemed by the Advisor necessary or desirable for the performance of any of the foregoing services, including but not limited to entering into contracts in the name of the Company with any of the foregoing;
(e)consult with the officers and the Board of the Company and assist the Board in the formulation and implementation of the Company's financial policies, and, as necessary, furnish the Board with advice and recommendations with respect to the making of investments consistent with the investment objectives and policies of the Company and in connection with any borrowings proposed to be undertaken by the Company;
(f)conduct periodic on-site property visits to some or all (as the Advisor deems reasonably necessary) of the Properties to inspect the physical condition of the Properties and to evaluate the performance of the related Property Manager of its duties;
(g)review, analyze and comment upon the operating budgets, capital budgets and leasing plans prepared and submitted by each Property Manager and aggregate these property budgets into the Company's overall budget;
(h)review and analyze on-going financial information pertaining to each Property and the overall portfolio of Properties;

(i)formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing, and disposition of Properties on an overall portfolio basis;
(j)subject to the provisions of Paragraphs 3(i) and 4 hereof, (i) locate, analyze and select potential investments in Properties, (ii) structure and negotiate the terms and conditions of transactions pursuant to which investment in Properties will be made; (iii) make investments in Properties on behalf of the Company or the Partnership in compliance with the investment objectives and policies of the Company; (iv) arrange for financing and refinancing and make other changes in the asset or capital structure of, and dispose of, reinvest the proceeds from the sale of, or otherwise deal with the investments in, Property; (v) enter into leases and service contracts for Property, including oversight of Affiliated companies that perform property management services for the Company;
(k)obtain the prior approval of the Board for any and all investments in Properties (as well as any financing acquired by the Company or the Partnership in connection with such investment);
(l)if a transaction requires approval by the Board of Directors, deliver to the Board of Directors all documents required by them to properly evaluate the proposed investment in the Property;
(m)negotiate on behalf of the Company with banks or lenders for loans to be made to the Company, and negotiate on behalf of the Company with investment banking firms and broker-dealers or negotiate private sales of Shares and other securities or obtain loans for the Company, but in no event in such a way so that the Advisor shall be acting as broker-dealer or underwriter; and provided, further, that any fees and costs payable to third parties incurred by the Advisor in connection with the foregoing shall be the responsibility of the Company;
(n)obtain reports (which may be prepared by the Advisor or its Affiliates), where appropriate, concerning the value of investments or contemplated investments of the Company in Properties;
(o)from time to time, or at any time reasonably requested by the Board, provide information or make reports to the Board related to its performance of services to the Company under this Agreement;
(p)from time to time, or at any time reasonably requested by the Board, make reports to the Board of the investment opportunities it has presented to other Advisor-sponsored programs or that it has pursued directly or through an Affiliate;
(q)provide the Company with all necessary cash management services;
(r)deliver to or maintain on behalf of the Company copies of all appraisals obtained in connection with the investments in Properties;
(s)notify the Board of all proposed material transactions before they are completed;
(t)at the direction of Company management, prepare the Company's periodic reports and other filings made under the Securities Exchange Act of 1934, as amended, and the Company's registration statements as well as all related prospectuses, prospectus supplements and supplemental sales literature and assist in connection with the filing of such documents with the appropriate regulatory authorities; and
(u)do all things necessary to assure its ability to render the services described in this Agreement.
Notwithstanding the foregoing list of duties of the Advisor, the Advisor has no obligation hereunder to provide the Stockholder and communication services that are the subject of the Investor Services Agreement nor the property management services that are the subject of the Master Property Management, Leasing and Construction Management Agreement, nor any other services provided for pursuant to any other agreements entered into between the Company and the Advisor and its Affiliates not mentioned herein.
4.Modification or Revocation of Authority of Advisor. The Board may, at any time upon the giving of notice to the Advisor, modify or revoke the authority or approvals set forth in Paragraph 3, provided however, that such modification or revocation shall be effective upon receipt by the Advisor and shall not be applicable to investment transactions to which the Advisor has committed the Company prior to the date of receipt by the Advisor of such notification.
5.Bank Accounts. The Advisor may establish and maintain one or more bank accounts in its own name for the account of the Company or in the name of the Company and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company, under such terms and conditions as the Board may approve, provided that no funds shall be commingled with the funds of the Advisor; and the Advisor shall from time to time render appropriate accountings of such collections and payments to the Board and to the auditors of the Company.
6.Records; Access. The Advisor shall maintain appropriate records of all its activities hereunder and make such records available for inspection by the Board and by counsel, auditors and authorized agents of the Company, at any time or from time to time during normal business hours. The Advisor shall at all reasonable times have access to the books and records of the Company.
7.Limitations on Activities. Anything else in this Agreement to the contrary notwithstanding, the Advisor shall refrain from taking any action which, in its sole judgment made in good faith, would (a) adversely affect the status of the Company as a REIT, (b) subject the Company to regulation under the Investment Company Act of 1940, as amended, or (c) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company, its Shares or its other securities, or the Articles of Incorporation or Bylaws, except if such action shall be ordered by the Board, in which case the Advisor shall notify promptly the Board of the Advisor's judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board. In such event the Advisor shall have no liability for acting in accordance with the specific instructions of the Board so given. Notwithstanding the foregoing, the Advisor, its directors, officers, employees and stockholders, and stockholders, directors and officers of the Advisor's Affiliates shall not be liable to the Company or to the Board or stockholders for any act or omission by the Advisor, its directors, officers or employees, or stockholders, directors or officers of the Advisor's Affiliates except as provided in Paragraphs 18 and 19 of this Agreement.
8.Fees.
(a)Asset Management Fee. Subject to the overall limitations contained below in this Paragraph 8(a), commencing on the date hereof, the Advisor shall be paid for the asset management services included in the services described in Paragraph 3 a monthly fee (the “Asset Management Fee”) in an amount equal to one-twelfth of the sum of (i) the product of the Asset Management Fee Percentage multiplied by the Adjusted Cost calculated on the last day of each preceding month, plus (ii) 0.50% of the Lindbergh/Energy Center Adjusted Cost as of the last day of each preceding month. For purposes of clarity, the Asset Management Fee payment due in January 2013 will be based on December 31, 2012 Adjusted Cost amounts, notwithstanding that December 31, 2012 precedes the effective date of this Agreement. Notwithstanding the foregoing, if this Agreement is in effect for less than a full month, the amount of the Asset Management Fee shall be prorated to account for the percentage of the month in which this Agreement is in effect.
Notwithstanding the foregoing, the aggregate Asset Management Fee payable to the Advisor in any three-month period pursuant to this Paragraph 8(a) shall not exceed 0.25% of the average Net Asset Value during such three-month period, calculated based on Net Asset Value as of the last day of each preceding month during the three-month period (the “Asset Management Fee Ceiling”). To the extent the sum of the three previous monthly asset management fee payments exceeds the Asset Management Fee Ceiling (such amount the “Ceiling Excess”), each next succeeding monthly payment of the Asset Management Fee will be reduced, with the amount by which the Asset Management Fee is reduced to be applied against the Ceiling Excess until the Ceiling Excess is eliminated. In no event, however, will the Advisor be required to make a cash payment on account of any Ceiling Excess.
(b)Acquisition Fees. The Advisor shall receive, as compensation for services rendered in connection with the investigation, selection and acquisition (by purchase, investment or exchange) of Properties, Acquisition Fees in an amount equal to 1% of the amount actually paid for the purchase of such Property, inclusive of any debt incurred for the purchase of such Property, but exclusive of Acquisition Fees and Acquisition Expenses incurred in connection with such acquisition. With respect to the acquisition of a Property through any Joint Venture, the Acquisition Fee payable to the Advisor shall equal the product of (x) the Company's percentage equity interest in the Joint Venture and (y) 1% of the amount actually paid by the Joint Venture for the purchase of such Property, inclusive of any debt incurred for the purchase of such Property, but exclusive of Acquisition Fees and Acquisition Expenses incurred in connection with such acquisition. Notwithstanding the foregoing, the aggregate amount of Acquisition Fees payable to the Advisor for the term of this Agreement pursuant to this Paragraph 8(b) shall not exceed the Acquisition Fee Limit. Notwithstanding anything herein to the contrary, the payment of Acquisition Fees by the Company shall also be subject to the limitation provided for in Section 8.7 of the Articles of Incorporation. The Acquisition Fee Limit shall be an amount equal to $1,500,000 less all Acquisition Fees payable to Advisor for Properties acquired during 2012 pursuant to the provisions of the Initial Term Advisory Agreement, the April Advisory Agreement or any predecessor advisory agreement or otherwise. If the Company enters into a definitive agreement for the purchase of a Property for which an Acquisition Fee is otherwise payable hereunder and any due diligence period in such agreement has expired prior to the termination of this Agreement, but the closing of such purchase occurs after the termination of this Agreement and prior to December 31, 2013, then the Advisor shall be entitled to receive such Acquisition Fee subject to the Acquisition Fee Limit and the other conditions hereof.
(c)Disposition Fee. If the Advisor or an Affiliate provides a substantial amount of the services (as determined by the Conflicts Committee) in connection with the Sale of one or more Properties, the Advisor or such Affiliate shall receive at closing a Disposition Fee equal to the lesser of (i) the broker fee actually paid to a third party broker in connection with the sale of such Property or Properties or (ii) 0.30% of the sales price of such Property or Properties; provided, however, that no Disposition Fee shall be payable to the Advisor for Property Sales if such Sales involve the Company selling all or substantially all of its Properties in one or more transactions designed to effectuate a business combination transaction or Bulk Liquidation of the Company (as opposed to a Company liquidation not constituting a Bulk Liquidation, in which case the Disposition Fee would be payable if the Advisor or an Affiliate provides a substantial amount of services as provided above). Any Disposition Fee payable under this section may be paid in addition to real estate commissions paid to non-Affiliates, provided that the total real estate commissions (including such Disposition Fee) paid to all Persons by the Company for each Property shall not exceed an amount equal to the lesser of (i) 6.0% of the aggregate Contract Sales Price of each Property, or (ii) the Competitive Real Estate Commission for each Property.

(d)Subordinated Share of Net Sales Proceeds. The Subordinated Share of Net Sales Proceeds shall be payable to the Advisor in an amount equal to 10% of Net Sales Proceeds remaining after the Stockholders have received Distributions equal to the sum of (i) the Stockholders' 8% Return, and (ii) 100% of Invested Capital plus Distributions attributable to Net Sales Proceeds. Following Listing, no Subordinated Share of Net Sales Proceeds will be paid to the Advisor.
(e)Subordinated Incentive Fee. Upon Listing, the Advisor shall be entitled to the Subordinated Incentive Fee in an amount equal to 10.0% of the amount by which (i) the market value of the outstanding stock of the Company, measured by taking the average closing price or average of bid and asked price, as the case may be, over a period of 30 days during which the Shares are traded, with such period beginning 180 days after Listing (the “Market Value”), plus the total of all Distributions paid to Stockholders from the Company's inception until the date that Market Value is determined, exceeds (ii) the sum of (A) 100% of Invested Capital plus Distributions attributable to Net Sales Proceeds, and (B) the total Distributions required to be paid to the Stockholders in order to pay the Stockholders' 8% Return from inception through the date Market Value is determined. The Company shall have the option to pay such fee in the form of cash, Shares, a promissory note to be negotiated in light of then-existing market conditions or any combination of the foregoing. The Subordinated Incentive Fee will be reduced by the amount of any prior payment to the Advisor of a Subordinated Share of Net Sales Proceeds. In the event the Subordinated Incentive Fee is paid to the Advisor following Listing, no other performance fee or Subordinated Share of Net Sales Proceeds, including the Subordinated Performance Fee Due Upon Termination, will be paid to the Advisor.
(f)Changes to Fee Structure. In the event of Listing, the Company and the Advisor shall negotiate in good faith to establish a fee structure appropriate for a perpetual-life entity.
(g)Fee Credit. Within 15 days of the end of each month in which this Agreement is in effect, the Advisor shall credit an amount of $166,667 against all earned but unpaid fees owed to the Advisor under this Agreement, which amount represents a reduction in the monthly fees earned by the Advisor pursuant to this Paragraph 8 during the term of this Agreement. Notwithstanding the foregoing, if this Agreement is in effect for less than a full month, the amount credited to the Company shall be prorated to account for the percentage of the month in which this Agreement was in effect.
9.Expenses.
(a)Reimbursable Expenses. In addition to the compensation paid to the Advisor pursuant to Paragraph 8 hereof, the Company shall pay directly or reimburse the Advisor for all of the expenses paid or incurred by the Advisor (to the extent not reimbursable by another party, such as the dealer manager) in connection with the services it provides to the Company pursuant to this Agreement, including, but not limited to:
(i)the Organization and Offering Expenses; provided, however, that within 60 days after the end of the month in which an Offering terminates, the Advisor shall reimburse the Company to the extent (i) Capped O&O Expenses borne by the Company exceed 2.0% of the Gross Proceeds raised in a completed offering and (ii) Organization and Offering Expenses borne by the Company exceed 15% of the Gross Proceeds raised in a completed Offering;
(ii)Acquisition Fees and Acquisition Expenses payable to unaffiliated Persons incurred in connection with the selection and acquisition of Properties;
(iii)the actual cost of goods and services used by the Company and obtained from entities not affiliated with the Advisor;

(iv)interest and other costs for borrowed money, including discounts, points and other similar fees;
(v)taxes and assessments on income or Property and taxes as an expense of doing business;
(vi)costs associated with insurance required in connection with the business of the Company or by the Board;
(vii)all expenses in connection with payments to the Board and meetings of the Board;
(viii)expenses associated with Listing or with the issuance and distribution of securities other than the Shares, such as selling commissions and fees, advertising expenses, taxes, legal and accounting fees, listing and registration fees;
(ix)expenses of organizing, redomesticating, merging, liquidating or dissolving the Company or of amending the Articles of Incorporation or the Bylaws;
(x)expenses of preparing the annual report and proxy statements and other reports required by governmental entities;
(xi)administrative service expenses, including all costs and expenses incurred by Advisor in fulfilling its duties hereunder, such as reasonable wages and salaries (but excluding bonuses) and other employee-related expenses of all employees of Advisor or its Affiliates to the extent engaged in the management, administration, operations, and marketing of the Company, including taxes, insurance and benefits relating to such employees, and legal, travel and other out-of-pocket expenses that are directly related to their services provided hereunder; and
(xii)audit, accounting and legal fees.
No reimbursement shall be made for costs of personnel of the Advisor or its Affiliates to the extent that such personnel perform services in connection with services for which the Advisor receives the Acquisition Fee or the Disposition Fee.
(b)Other Services. Should the Board request that the Advisor or any director, officer or employee thereof render services for the Company other than set forth in Paragraph 3, such services shall be separately compensated at such rates and in such amounts as are agreed by the Advisor and the Conflicts Committee, subject to the limitations contained in the Articles of Incorporation, and shall not be deemed to be services pursuant to the terms of this Agreement.
(c)Timing of and Limitations on Reimbursements.
(i)Expenses incurred by the Advisor on behalf of the Company and payable pursuant to this Paragraph 9 shall be reimbursed no less than monthly to the Advisor. The Advisor shall prepare a statement documenting the expenses of the Company during each quarter, and shall deliver such statement to the Company within 45 days after the end of each quarter.
(ii)The Company shall not reimburse the Advisor at the end of any fiscal quarter Operating Expenses that, in the four consecutive fiscal quarters then ended (the “Expense Year”), exceed (the “Excess Amount”) the greater of 2% of Average Invested Assets or 25% of Net Income (the “2%/25% Guidelines”) for such year unless the Conflicts Committee determines that such excess was justified, based on unusual and nonrecurring factors which the Conflicts Committee deems sufficient. If the

Conflicts Committee does not approve such excess as being so justified, any Excess Amount paid to the Advisor during a fiscal quarter shall be repaid to the Company. If the Conflicts Committee determines such excess was justified, then within 60 days after the end of any fiscal quarter of the Company for which total reimbursed Operating Expenses for the Expense Year exceed the 2%/25% Guidelines, the Advisor, at the direction of the Conflicts Committee, shall send to the stockholders a written disclosure of such fact, together with an explanation of the factors the Conflicts Committee considered in determining that such excess expenses were justified. The Company will ensure that such determination will be reflected in the minutes of the meetings of the Board of Directors. All figures used in the foregoing computation shall be determined in accordance with generally accepted accounting principles applied on a consistent basis.
(iii)The Company shall not reimburse the Advisor or its Affiliates for Portfolio G&A Expenses or Personnel Expenses incurred during the term of this Agreement if such reimbursement would cause total reimbursements during the term of this Agreement to exceed $18,167,000 for Portfolio G&A Expenses or $10,000,000 for Personnel Expenses; provided that these caps assume a term of 12 months and shall be prorated as necessary to the extent the term of this Agreement is less than 12 months; provided further that these caps shall not be applicable for unbudgeted expenses deemed by the Conflicts Committee to be justified.
(d)Occupancy Costs. The Company shall reimburse the Advisor for occupancy costs at a fixed amount of $21,000 per month. Notwithstanding Paragraph 9(c)(i) above, this amount shall be paid to the Advisor on the first business day of each month in which this agreement is in effect. No other amounts related to the Company's occupancy of space at 6200 The Corners Parkway in Norcross Georgia, such as tenant improvement costs, operating expenses, or common area maintenance, shall be due.
10.Fidelity Bond. The Advisor shall maintain a fidelity bond for the benefit of the Company which bond shall insure the Company from losses of up to $10,000,000 and shall be of the type customarily purchased by entities performing services similar to those provided to the Company by the Advisor.
11.Other Activities of the Advisor.
(a)General. Nothing herein contained shall prevent the Advisor from engaging in other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by the Advisor or its Affiliates; nor shall this Agreement limit or restrict the right of any director, officer, employee, or stockholder of the Advisor or its Affiliates to engage in any other business or to render services of any kind to any other partnership, corporation, firm, individual, trust or association. The Advisor may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein. The Advisor shall report to the Board the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, which creates or could create a conflict of interest between the Advisor's obligations to the Company and its obligations to or its interest in any other partnership, corporation, firm, individual, trust or association.
(b)Policy with Respect to Allocation of Investment Opportunities. Before the Advisor presents an investment opportunity that would in its judgment be suitable for the Company to another Advisor-sponsored program, the Advisor shall determine in its sole discretion that the investment opportunity is more suitable for such other program than for the Company based on factors such as the following: the investment objectives and criteria of each program; the cash requirements and anticipated cash flow of each program; the size of the investment opportunity; the effect of the acquisition on diversification of each program's investments by type of commercial property, geographic area and tenant base; the estimated income tax effects of the purchase on each entity; the policies of each program relating to leverage; the funds of each entity available for investment and the length of time such funds have been available for investment; the size of the investment; the credit quality of the tenants; and the existence of special factors, such as whether the property is adjacent to another property owned by a program. In the event that an investment opportunity becomes available that is, in the sole discretion of the Advisor, equally suitable for both the Company and another Advisor-sponsored program, then the Advisor may offer the other program the investment opportunity if it has had the longest period of time elapse since it was offered an investment opportunity. The Advisor will use its reasonable efforts to fairly allocate investment opportunities in accordance with such allocation method and will promptly disclose any material deviation from such policy or the establishment of a new policy, which shall be allowed provided (1) the Board is provided with notice of such policy at least 60 days prior to such policy becoming effective and (2) such policy provides for the reasonable allocation of investment opportunities among such programs. The Advisor shall provide the Conflicts Committee with any information reasonably requested so that the Conflicts Committee can ensure that the allocation of investment opportunities is applied fairly. Nothing herein shall be deemed to prevent the Advisor or an Affiliate from pursuing an investment opportunity directly rather than offering it to the Company or another Advisor-sponsored program so long as the Advisor is fulfilling its obligation to present a continuing and suitable investment program to the Company which is consistent with the investment policies and objectives of the Company.
12.Relationship of Advisor and Company. The Company and the Advisor are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.
13.Representations and Warranties.
(a)Of the Company. To induce the Advisor to enter into this Agreement, the Company hereby represents and warrants that:
(i)The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Maryland with all requisite corporate power and authority and all material licenses, permits and authorizations necessary to carry out the transactions contemplated by this Agreement.
(ii)The Company's execution, delivery and performance of this Agreement have been duly authorized. This Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Company's execution and delivery of this Agreement and its fulfillment of and compliance with the respective terms hereof do not and will not (A) conflict with or result in a breach of the terms, conditions or provisions of, (B) constitute a default under, (C) result in the creation of any lien, security interest, charge or encumbrance upon the assets of the Company pursuant to, (D) give any third party the right to modify, terminate or accelerate any obligation under, (E) result in a violation of or (F) require any authorization, consent, approval, exception or other action by or notice to any court or administrative or governmental body pursuant to, the Articles of Incorporation or Bylaws or any law, statute, rule or regulation to which the Company is subject, or any agreement, instrument, order, judgment or decree by which the Company is bound, in any such case in a manner that would have a material adverse effect on the ability of the Company to perform any of its obligations under this Agreement.

(b)Of the Advisor. To induce Company to enter into this Agreement, the Advisor represents and warrants that:
(i)The Advisor is a corporation, duly organized, validly existing and in good standing under the laws of the State of Georgia with all requisite corporate power and authority and all material licenses, permits and authorizations necessary to carry out the transactions contemplated by this Agreement.
(ii)The Advisor's execution, delivery and performance of this Agreement have been duly authorized. This Agreement constitutes a valid and binding obligation of the Advisor, enforceable against the Advisor in accordance with its terms. The Advisor's execution and delivery of this Agreement and its fulfillment of and compliance with the respective terms hereof do not and will not (A) conflict with or result in a breach of the terms, conditions or provisions of, (B) constitute a default under, (C) result in the creation of any lien, security interest, charge or encumbrance upon the Advisor's assets pursuant to, (D) give any third party the right to modify, terminate or accelerate any obligation under, (E) result in a violation of or (F) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to, the Advisor's articles of incorporation or bylaws, or any law, statute, rule or regulation to which the Advisor is subject, or any agreement, instrument, order, judgment or decree by which the Advisor is bound, in any such case in a manner that would have a material adverse effect on the ability of the Advisor to perform any of its obligations under this Agreement.
(iii)The Advisor has received copies of the (A) Articles of Incorporation, (B) Bylaws, (C) registration statements relating to the Company's past and ongoing public offerings, and (D) the Partnership's limited partnership agreement and is familiar with the terms thereof, including without limitation the investment limitations included therein. Advisor warrants that it will use reasonable care to avoid any act or omission that would conflict with the terms of the foregoing in the absence of the express direction of the Conflicts Committee.
(iv)The Advisor will maintain the resources necessary to ensure the proper performance of the services to be provided under this Agreement.
14.Term; Termination of Agreement. This Agreement shall commence on January 1, 2013, and continue in force through December 31, 2013. This Agreement may be continued for an unlimited number of successive one-year renewals (with caps and limits stated in this Agreement to be adjusted as appropriate) upon mutual consent of the parties. The Company, acting through the Board, will evaluate the performance of the Advisor annually before renewing the Agreement, and each such renewal shall be for a term of no more than one year. Notwithstanding the foregoing, this Agreement shall automatically terminate upon the exercise of the WREAS II Assignment Option (as defined in the Transition Services Agreement).
15.Termination by Either Party. This Agreement may be terminated upon 60 days written notice without cause or penalty, by either party (by majority of the Conflicts Committee or a majority of the Board of Directors of the Advisor, as the case may be). The provisions of Paragraphs 1, 6, 7, and 17 through 30 survive termination of this Agreement.
16.Assignment to an Affiliate. This Agreement may be assigned by the Advisor to an Affiliate with the approval of a majority of the Conflicts Committee. The Advisor may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Board. This Agreement shall not be assigned by the Company without the consent of the Advisor, except in the case of an assignment by the Company to a corporation or other organization which is a successor to all of the assets, rights and obligations of the Company, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company is bound by this Agreement.
17.Payments to and Duties of Advisor upon Termination. Payments to the Advisor pursuant to this Paragraph 17 shall be subject to the 2%/25% Guidelines to the extent applicable.
(a)After the Termination Date, the Advisor shall not be entitled to compensation for further services hereunder except it shall be entitled to receive from the Company within 30 days after the effective date of such termination the following:
(i)all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Advisor prior to termination of this Agreement; and
(ii)the Subordinated Performance Fee Due Upon Termination, provided that no Subordinated Performance Fee Due Upon Termination will be paid if the Company has paid or is obligated to pay the Subordinated Incentive Fee.
(b)The Advisor shall promptly upon termination:
(i)pay over to the Company all money collected and held for the account of the Company pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;
(ii)deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;
(iii)deliver to the Board all assets, including Properties, and documents of the Company then in the custody of the Advisor; and
(iv)cooperate with the Company to provide an orderly management transition.
18.Indemnification by the Company. The Company shall indemnify and hold harmless the Advisor and its Affiliates, including their respective officers, directors, partners and employees (collectively, “Indemnitees”), from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys' fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, subject to any limitations imposed by the laws of the State of Maryland or the Articles of Incorporation as in effect on July 1, 2012. Notwithstanding the foregoing, the Indemnitees shall not be entitled to indemnification or be held harmless pursuant to this Paragraph 18 for any activity which the Advisor shall be required to indemnify or hold harmless the Company pursuant to Paragraph 19. Any indemnification of the Indemnitees may be made only out of the net assets of the Company and not from Stockholders.
19.Indemnification by Advisor. The Advisor shall indemnify and hold harmless the Company from contract or other liability, claims, damages, taxes or losses and related expenses including attorneys' fees, to the extent that such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of the Advisor's bad faith, fraud, willful misfeasance, misconduct, or reckless disregard of its duties.
20.Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Articles of Incorporation, the Bylaws, or accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:

To the Board and to the Company:	Wells Real Estate Investment Trust II, Inc.
6200 The Corners Parkway, Suite 250
Norcross, Georgia 30092

To the Advisor:	Wells Real Estate Advisory Services II, LLC
6200 The Corners Parkway, Suite 250
Norcross, Georgia 30092
Either party may at any time give notice in writing to the other party of a change in its address for the purposes of this Paragraph 20.
21.Modification. This Agreement shall not be changed, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or assignees.
22.Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
23.Construction. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Georgia.
24.Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.
25.Indulgences, Not Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
26.Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.
27.Titles Not to Affect Interpretation. The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

28.Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when the counterparts hereof, taken together, bear the signatures of all of the parties reflected hereon as the signatories.
29.Name. Wells Real Estate Funds, Inc. has a proprietary interest in the name “Wells.” Accordingly, and in recognition of this right, if at any time the Company ceases to retain Wells Real Estate Advisory Services II, LLC or an Affiliate thereof to perform the services of Advisor, the Company will, promptly after receipt of written request from Wells Real Estate Funds, Inc., cease to conduct business under or use the name “Wells” or any derivative thereof and the Company shall use its best efforts to change the name of the Company to a name that does not contain the name “Wells” or any other word or words that might, in the sole discretion of the Advisor, be susceptible of indication of some form of relationship between the Company and the Advisor or any Affiliate thereof. Consistent with the foregoing, it is specifically recognized that the Advisor or one or more of its Affiliates has in the past and may in the future organize, sponsor or otherwise permit to exist other investment vehicles (including vehicles for investment in real estate) and financial and service organizations having “Wells” as a part of their name, all without the need for any consent (and without the right to object thereto) by the Company or its Board.
30.Parent Guarantee. Wells Real Estate Funds, Inc., a Georgia corporation and the parent company of the Advisor (the “Guarantor”), does hereby in all respects guarantee the due and proper performance of the services to be provided and the full and timely payment of the amounts payable under this Agreement by the Advisor, which guarantee shall extend to include any renewal or amendment to this Agreement, provided Guarantor's obligations are not materially increased by such renewal or amendment without the Guarantor's consent, such consent not to be unreasonably withheld. If the Advisor fails to perform all or any of its obligations, duties, undertakings, and covenants to provide services or make payments (collectively, the “Guaranteed Obligations”) under this Agreement (unless relieved from the performance of any part of this Agreement by statute, by the decision of a court or tribunal of competent jurisdiction or by written waiver of the Company), upon written notice from the Company, the Guarantor shall perform or cause to be performed such Guaranteed Obligations. The termination of the Advisor shall constitute a termination of this guarantee with respect to the future performance of the Guaranteed Obligations, but no termination of Advisor shall terminate or limit the obligations of the Guarantor under this guarantee arising or accruing prior to such termination of the Advisor. This guarantee will be applicable to and binding upon the successors and assigns of Guarantor. Guarantor joins in this Agreement as a signatory hereto for the purposes set forth in this Paragraph 30.
[Signatures appear on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Renewal Advisory Agreement as of the __ day of December, 2012.
WELLS REAL ESTATE INVESTMENT TRUST II, INC.

By:
Name:
Title:

WELLS REAL ESTATE ADVISORY SERVICES II, LLC

By:	WELLS REAL ESTATE FUNDS, INC., its sole member
By:
Name:    Robert M. McCullough
Title:    Corporate Chief Financial Officer

The undersigned joins in this Advisory Agreement for the purposes set forth in Paragraph 30 hereof.

WELLS REAL ESTATE FUNDS, INC.

By:
Name:    Robert M. McCullough
Title:    Corporate Chief Financial Officer

Schedule A

Portfolio General and Administrative Costs

Portfolio & Asset Management
Call center
Capital Markets
Facilities
FPA, Tax, Treasury, & AP
Internal Audit
Investor Communications/Marketing
Legal/Compliance
Portfolio Accounting & Reporting
Transfer Agent

Exhibit 2 to the Amendment to Transition Services Agreement
Exhibit C
CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT, dated as of [_____], 2013, is between WELLS REAL ESTATE INVESTMENT TRUST II, INC., a Maryland corporation (the “Company”) and WELLS REAL ESTATE FUNDS, INC., a Georgia corporation ( “Wells REF”).
W I T N E S S E T H
WHEREAS, Wells REF was the parent company of Wells Real Estate Advisory Services II, LLC (“WREAS II”), the former advisor of the Company and, together with its affiliates, provided advisory services to the Company;
WHEREAS, the Company is now self-managed as result of Wells REF assigning its interest in WREAS II to the Company;
WHEREAS, the Company desires to avail itself of the experience, sources of information and advice of Wells REF and to have Wells REF undertake the services hereinafter set forth, at the request and subject to the supervision of the Company all as provided herein;
WHEREAS, Wells REF is willing to undertake to render such services upon the request and subject to the supervision of the Company, on the terms and conditions hereinafter set forth; and
WHEREAS, the Company and WREAS II were parties to a Renewal Advisory Agreement (the “Advisory Agreement”) effective as of January 1, 2013, which agreement has now terminated;
WHEREAS, the parties are party to a Transition Services Agreement (the “Transition Agreement”), dated as of July 1, 2012;
WHEREAS, in connection with the assignment of the ownership interests in WREAS II to the Company, the parties hereto agreed to enter into a consulting services agreement on the terms set forth herein;
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:
1.Definitions. As used in this Consulting Services Agreement (the “Agreement”), the following terms have the definitions hereinafter indicated:
Acquisition Expenses. As such term is defined in the Articles of Incorporation.

Adjusted Cost. (A) As of any date of determination and until such time as the Company completes an Asset-based Valuation, the sum of: (a) the actual amount invested on behalf of the Company in the Properties as of the date of determination; plus (b) (1) with respect to Joint Ventures, the actual amount invested on behalf of the Company in the Joint Ventures as of the date of determination, plus (2) the Company's allocable share of capital improvements relating to building improvements and/or initial leaseup of space in the building (such improvements to exclude any expenditures of capital for normal building improvement, maintenance and repair and tenant improvements relating to existing leases or lease renewals) made by the Joint Venture from cash flows generated by the Joint Venture; less (c) the amounts invested in Properties or Joint Ventures relating to Vacant Properties plus any additions to Adjusted Cost related to such Joint Ventures pursuant clause (b)(2) above; less (d) any amounts recognized on the Company's consolidated financial statements on or before such date of determination as impairments to the carrying value of the Properties or Joint Venture investments in accordance with Generally Accepted Accounting Principles, excluding any temporary impairments or impairment charges related to Vacant Properties for which the amount invested has been deducted from the foregoing calculation. In all cases, “Adjusted Cost” excludes the Lindbergh/Energy Center Adjusted Cost.
(B) On and after such time as the Company completes an Asset-based Valuation, “Adjusted Cost” means, as of any date of determination, the lesser of (1) the amount determined in accordance with Paragraph (A) above, or (2) the aggregate value of the Company's interest in the Properties and Joint Ventures as established in connection with the most recent Asset-based Valuation, plus, with respect to any Properties purchased or Joint Ventures entered into after the date of the most recent Asset-based Valuation, the adjusted cost for such Properties or Joint Ventures determined in accordance with Paragraph (A) above; until such time as the next Asset-based Valuation by the Company, at which time the Adjusted Cost of such properties will be determined in accordance with Paragraph (A) above . In all cases, “Adjusted Cost” excludes the Lindbergh/Energy Center Adjusted Cost.
Affiliate or Affiliated. An Affiliate of another Person includes only the following: (i) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; (ii) any Person directly or indirectly owning, controlling, or holding with the power to vote 10% or more of the outstanding voting securities of such other Person; (iii) any legal entity for which such Person acts as an executive officer, director, trustee, or general partner; (iv) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other Person; and (v) any executive officer, director, trustee, or general partner of such other Person.
AM Consulting Fee. The AM Consulting Fee payable to WREAS II as defined in Paragraph 4(a).
AM Consulting Fee Ceiling. The ceiling on the AM Consulting Fee as defined in Paragraph 4(a).
AM Consulting Fee Percentage. The AM Consulting Fee Percentage equals (1)  0.625%, until the monthly payment of the AM Consulting Fee under this Agreement equals $2,708,333.33; (2) thereafter, the Fixed Fee Percentage for so long as the sum of Adjusted Cost plus the Lindbergh/Energy Center Adjusted Cost, as of any date of determination, is less than $6,500,000,000; and (3) 0.50% commencing when the sum of Adjusted Cost plus the Lindbergh/Energy Center Adjusted Cost, as of any date of determination, is at least $6,500,000,000.
Articles of Incorporation. The Articles of Incorporation of the Company under Title 2 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended from time to time.

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Asset-based Valuation. An estimate of the value of a share of the Company's common stock approved by the Board of Directors of the Company and based in part on an estimate of the value of the Company's assets (as opposed to an estimate based solely on the most recent price paid for a share of the Company's common stock in an offering of such shares).
Average Invested Assets. For a specified period, the average of the aggregate book value of the assets of the Company invested, directly or indirectly, in Properties and Loans secured by real estate before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during such period.
Board of Directors or Board. The persons holding such office, as of any particular time, under the Articles of Incorporation of the Company, whether they be the Directors named therein or additional or successor Directors.
Bulk Liquidation. A liquidation of all or substantially all of the Company's assets effected in a transaction or series of transactions with three or fewer buyers or their Affiliates that are closed in a period of 12 months or less.
Bylaws. The bylaws of the Company, as the same are in effect from time to time.
Cause. With respect to the termination of this Agreement, (i) fraud, criminal conduct, willful misconduct or (ii) a material breach of this Agreement by Wells REF which remains uncured after 30 days' written notice
Ceiling Excess. The extent to which the sum of the three previous monthly AM Consulting Fee payments exceeds the AM Consulting Fee Ceiling, as defined in Paragraph 4(a).
Code. Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.
Company. Wells Real Estate Investment Trust II, Inc., a corporation organized under the laws of the State of Maryland.
Competitive Real Estate Commission. A real estate or brokerage commission for the purchase or sale of property which is reasonable, customary, and competitive in light of the size, type, and location of the property.
Contract Sales Price. The total consideration received by the Company for the sale of a Property.
Director. A member of the Board of Directors of the Company.
Fee Acceleration Payment. The aggregate amount of fees earned by Wells REF in the last full month immediately preceding the Termination Date multiplied by the months in the period between the Termination Date and December 31, 2013.
Fee Acceleration Payment Adjustment. The difference between (i) the total fees that would be due and payable to Wells REF under this Agreement if the Agreement was in effect for the period from the Termination Date through December 31, 2013 and (ii) the Fee Acceleration Payment.

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Fixed Fee Percentage. The Fixed Fee Percentage equals the quotient of (A) (x) $32,500,000, less (y) the product of (1) 0.50% times (2) the Lindbergh/Energy Center Adjusted Cost; divided by (B) the Adjusted Cost.
Gross Proceeds. The aggregate purchase price of all Shares sold for the account of the Company through an Offering, without deduction for Organization and Offering Expenses.
Investor Services Agreement. The investor services agreement between Wells REF and the Company effective as of July 1, 2012, and any successor agreement.
Joint Venture. Any joint venture, limited liability company or other Affiliate of the Company that owns, in whole or in part on behalf of the Company, any Properties.
Lindbergh/Energy Center Adjusted Cost. (A) As of any date of determination and until such time as the Company completes an Asset-based Valuation, the actual amount, if any, invested in the two Properties commonly known as AT&T Lindbergh Center and in one Property commonly known as Energy Center I for so long as such Properties are owned on behalf of the Company less any amounts recognized on or before such date of determination as impairments to the carrying value of AT&T Lindbergh Center and Energy Center I in accordance with Generally Accepted Accounting Principles. In all cases, the Lindbergh/Energy Center Adjusted Cost shall be reduced as appropriate if either the AT&T Lindbergh Center (treated as one Property) or Energy Center I is considered a Vacant Property, as defined herein.
(B) On or after such time as the Company completes an Asset-based Valuation, “Lindbergh/Energy Center Adjusted Cost” means, as of any date of determination, the lesser of (1) the amount determined in accordance with Paragraph (A) above, or (2) the value of the Company's interest in the AT&T Lindbergh Center and in Energy Center I as established in connection with the Company's most recent Asset-based Valuation. In all cases, the Lindbergh/Energy Center Adjusted Cost shall be reduced as appropriate if either the AT&T Lindbergh Center (treated as one Property) or Energy Center I is considered a Vacant Property, as defined herein.
Master Property Management, Leasing and Construction Management Agreement. The agreement by and between Wells Management Company, Inc., the Company and the Partnership dated as of June [__], 2012 and effective as of July 1, 2012, and any successor agreement.
Net Asset Value. The excess of (i) the aggregate of the Adjusted Cost plus the Lindbergh/Energy Center Adjusted Cost over (ii) the aggregate outstanding amount of debt of the Company, the Partnership, and the Joint Ventures (as adjusted for the Company's interest in such Joint Ventures) and any accrued interest thereon.
Offering. Any offering of Shares that is registered with the SEC, excluding Shares offered under any employee benefit plan.
Organization and Offering Expenses. All expenses incurred by and to be paid from the assets of the Company in connection with and in preparing the Company for registration of and subsequently offering and distributing its Shares to the public, which may include but are not limited to, total underwriting and brokerage discounts and commissions (including fees of the underwriters' attorneys); expenses for printing, engraving and mailing; salaries of employees while engaged in sales activity; charges of transfer agents, registrars, trustees, escrow holders, depositaries and experts; and expenses of qualification of the sale of the securities under Federal and State laws, including taxes and fees, accountants' and attorneys' fees.

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Partnership. Wells Operating Partnership II, L.P., a Delaware limited partnership formed to own and operate properties on behalf of the Company.
Person. An individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c) (17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.
Property or Properties. Any real property or properties transferred or conveyed to the Company or the Partnership, either directly or indirectly.
Property Manager. Any entity that has been retained to perform and carry out property management services at one or more of the Properties, excluding persons, entities or independent contractors retained or hired to perform facility management or other services or tasks at a particular Property, the costs for which are passed through to and ultimately paid by the tenant at such Property.
Sale or Sales. (i) Any transaction or series of transactions whereby: (A) the Company or the Partnership sells, grants, transfers, conveys, or relinquishes its ownership of any Property or portion thereof, including the transfer of any Property that is the subject of a ground lease, and including any event with respect to any Property which gives rise to a significant amount of insurance proceeds or condemnation awards; (B) the Company or the Partnership sells, grants, transfers, conveys, or relinquishes its ownership of all or substantially all of the interest of the Company or the Partnership in any joint venture in which it is a co-venturer or partner; or (C) any joint venture in which the Company or the Partnership as a co-venturer or partner sells, grants, transfers, conveys, or relinquishes its ownership of any Property or portion thereof, including any event with respect to any Property which gives rise to insurance claims or condemnation awards, but (ii) not including any transaction or series of transactions specified in clause (i) (A), (i) (B), or (i) (C) above in which the proceeds of such transaction or series of transactions are reinvested in one or more Properties within 180 days thereafter.
Shares. The Company's shares of common stock, par value $0.01 per share.
Termination Date. The date of termination of the Agreement.
Vacant Property. A Property that (i) for over thirty percent (30%) of its leasable square feet does not have third-party tenant leases in place; or (ii) has not collected at least seventy percent (70%) of the Property's total potential rental revenue based upon full occupancy, except if not attaining seventy percent is a result of tenant improvements, concessions or similar leasing incentives contained in leases approved by the Board for (i) the period from acquisition until the applicable measurement date, if less than six months or (ii) for the six months immediately preceding the date of measurement.
2.Appointment. The Company hereby retains Wells REF to provide consulting services to it on the terms and conditions set forth in this Agreement, and Wells REF hereby accepts such appointment. The Company agrees that this appointment does not render Wells REF to be the Advisor (as that term is defined in the Articles of Incorporation) to the Company because, among other reasons, the Company's employees are the persons responsible for directing and performing the day-to-day business affairs of the Company.

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3.Duties of Wells REF. As requested by the Company and under the supervision of the employees of the Company, Wells REF, either directly or by engaging an Affiliate, shall provide consulting and support services to the Company including:
(a)consulting in connection with the Company's efforts to identify potential investment opportunities consistent with the investment objectives and policies of the Company;
(b)consulting with respect to various administrative functions of the Company;
(c)assisting with the maintenance of the accounting and other record-keeping functions at the Company level, including assisting with the Company's compliance with its obligations under applicable securities laws;
(d)consulting with respect to financings, leases and other contracts;
(e)providing reports concerning the value of investments or contemplated investments of the Company in Properties;
(f)consulting with respect to the strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing, and disposition of Properties on an overall portfolio basis.
Notwithstanding the foregoing list of duties of Wells REF, Wells REF has no obligation hereunder to provide the Stockholder and communication services that are the subject of the Investor Services Agreement nor the property management services that are the subject of the Master Property Management, Leasing and Construction Management Agreement, nor any other services provided for pursuant to any other agreements entered into between the Company and Wells REF and its Affiliates not mentioned herein.
4.Fees.
(a)AM Consulting Fee. Subject to the overall limitations contained below in this Paragraph 4(a), commencing on the date hereof, Wells REF shall be paid as compensation for the consultation services rendered to the Company hereunder a monthly fee (the “AM Consulting Fee”) in an amount equal to one-twelfth of the sum of (i) the product of the AM Consulting Fee Percentage multiplied by the Adjusted Cost calculated on the last day of each preceding month, plus (ii) 0.50% of the Lindbergh/Energy Center Adjusted Cost as of the last day of each preceding month. For purposes of clarity, the AM Consulting Fee payment due in the first month of this Agreement will be based on Adjusted Cost amounts from the last date of the month prior to this Agreement, notwithstanding that this date precedes the effective date of this Agreement. Notwithstanding the foregoing, if this Agreement is in effect for less than a full month, the amount of the AM Consulting Fee shall be prorated to account for the percentage of the month in which this Agreement is in effect.
Notwithstanding the foregoing, the aggregate AM Consulting Fee payable to Wells REF in any three-month period pursuant to this Paragraph 4(a) shall not exceed 0.25% of the average Net Asset Value during such three-month period, calculated based on Net Asset Value as of the last day of each preceding month during the three-month period (the “AM Consulting Fee Ceiling”). To the extent the sum of the three previous monthly AM Consulting Fee payments exceeds the AM Consulting Fee Ceiling (such amount the “Ceiling Excess”), each next succeeding monthly payment of the AM Consulting Fee will be reduced, with the amount by which the AM Consulting Fee is reduced to be applied against the Ceiling Excess until the Ceiling Excess is eliminated. In no event, however, will Wells REF be required to make a cash payment on account of any Ceiling Excess.

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(b)Fee Credit. Within 15 days of the end of each month in which this Agreement is in effect, Wells REF shall credit an amount of $166,667 against all earned but unpaid fees owed to Wells REF under this Agreement, which amount represents a reduction in the monthly fees earned by Wells REF pursuant to this Paragraph 4 during the term of this Agreement. Notwithstanding the foregoing, if this Agreement is in effect for less than a full month, the amount credited to the Company shall be prorated to account for the percentage of the month in which this Agreement was in effect.
5.Expenses for Other Services. Should the Board request that Wells REF or any director, officer or employee thereof render services for the Company other than set forth in Paragraph 2, such services shall be separately compensated at such rates and in such amounts as are agreed by Wells REF and the Company, subject to the limitations contained in the Articles of Incorporation, and shall not be deemed to be services pursuant to the terms of this Agreement.
Notwithstanding the foregoing, Wells REF shall obtain the Company's written approval prior to incurring any third-party expenses for the account of, or reimbursable by, the Company.
6.Occupancy.
(a)Occupancy Rights. During the term of this Agreement, the Company shall have the right to occupy the 6th floor at 6200 The Corners Parkway in Norcross, Georgia.
(b)Occupancy Costs. For so long as the Company occupies space at 6200 The Corners Parkway pursuant to Paragraph 6(a) above, the Company shall reimburse Wells REF for occupancy costs at a fixed amount of $21,000 per month. This amount shall be paid to Wells REF on the first business day of each month in which this agreement is in effect, provided, however, that if the term of this Agreement begins during a month for which Wells REF has been paid an occupancy cost fee pursuant to the Advisory Agreement, then the fee pursuant to this Section 6(b) shall commence on the first business day of the following month. No other amounts related to the Company's occupancy of space at 6200 The Corners Parkway, such as tenant improvement costs, operating expenses, or common area maintenance, shall be due.
7.Representations and Warranties.
(a)Of the Company. To induce Wells REF to enter into this Agreement, the Company hereby represents and warrants that:
(i)The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Maryland with all requisite corporate power and authority and all material licenses, permits and authorizations necessary to carry out the transactions contemplated by this Agreement.
(ii)The Company's execution, delivery and performance of this Agreement have been duly authorized. This Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Company's execution and delivery of this Agreement and its fulfillment of and compliance with the respective terms hereof do not and will not (A) conflict with or result in a breach of the terms, conditions or provisions of, (B) constitute a default under, (C) result in the creation of any lien, security interest, charge or encumbrance upon the assets of the Company pursuant to, (D) give any third party the right to modify, terminate or accelerate any obligation under, (E) result in a violation of or (F) require any authorization, consent, approval, exception or other action by or notice to any court or administrative or governmental body pursuant to, the Articles of Incorporation or Bylaws or any law, statute, rule or regulation to which

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the Company is subject, or any agreement, instrument, order, judgment or decree by which the Company is bound, in any such case in a manner that would have a material adverse effect on the ability of the Company to perform any of its obligations under this Agreement.
(b)Of Wells REF. To induce Company to enter into this Agreement, Wells REF represents and warrants that:
(i)Wells REF is a corporation, duly organized, validly existing and in good standing under the laws of the State of Georgia with all requisite corporate power and authority and all material licenses, permits and authorizations necessary to carry out the transactions contemplated by this Agreement.
(ii)Wells REF's execution, delivery and performance of this Agreement have been duly authorized. This Agreement constitutes a valid and binding obligation of Wells REF, enforceable against Wells REF in accordance with its terms. Wells REF's execution and delivery of this Agreement and its fulfillment of and compliance with the respective terms hereof do not and will not (A) conflict with or result in a breach of the terms, conditions or provisions of, (B) constitute a default under, (C) result in the creation of any lien, security interest, charge or encumbrance upon Wells REF's assets pursuant to, (D) give any third party the right to modify, terminate or accelerate any obligation under, (E) result in a violation of or (F) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to, Wells REF's articles of incorporation or bylaws, or any law, statute, rule or regulation to which Wells REF is subject, or any agreement, instrument, order, judgment or decree by which Wells REF is bound, in any such case in a manner that would have a material adverse effect on the ability of Wells REF to perform any of its obligations under this Agreement.
(iii)Wells REF has received copies of the (A) Articles of Incorporation, (B) Bylaws, (C) registration statements relating to the Company's past and ongoing public offerings, and (D) the Partnership's limited partnership agreement and is familiar with the terms thereof, including without limitation the investment limitations included therein. Wells REF warrants that it will use reasonable care to avoid any act or omission that would conflict with the terms of the foregoing in the absence of the express direction of the Company.
8.Term; Termination of Agreement. This Agreement shall continue in force through December 31, 2013. Notwithstanding the foregoing, this Agreement may be terminated (i) by the Company for Cause, (ii) by the Company other than for Cause provided that the Company pays Wells REF the Fee Acceleration Payment and the Fee Acceleration Payment Adjustment as described in Paragraph 10 below, or (iii) by Wells REF for a material breach of this Agreement by the Company which remains uncured after 10 days' written notice or the bankruptcy of the Company. The provisions of Paragraphs 1 and 10 through 20 survive termination of this Agreement.
9.Assignment to an Affiliate. This Agreement may be assigned by Wells REF to an Affiliate with the approval of the Company. Wells REF may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Company. This Agreement shall not be assigned by the Company without the consent of Wells REF, except in the case of an assignment by the Company to a corporation or other organization which is a successor to all of the assets, rights and obligations of the Company, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company is bound by this Agreement.

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10.Payments to Wells REF upon Termination. After the Termination Date, Wells REF shall not be entitled to compensation for further services hereunder except it shall be entitled to receive from the Company within 30 days after the effective date of such termination all unpaid reimbursements of expenses and all earned but unpaid fees payable to Wells REF prior to termination of this Agreement. Notwithstanding the foregoing, if the Company terminates this Agreement other than for Cause, Wells REF shall be entitled to receive from the Company the Fee Acceleration Payment on or prior to the effective date of such termination and the Fee Acceleration Payment Adjustment within 45 days of December 31, 2013; provided however, that if the Fee Acceleration Payment Adjustment is negative, such amount shall be refunded to the Company within 45 days of December 31, 2013.
11.Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Articles of Incorporation, the Bylaws, or accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:

To the Board and to the Company:	Wells Real Estate Investment Trust II, Inc.
6200 The Corners Parkway, Suite 250
Norcross, Georgia 30092

To Wells REF:	Wells Real Estate Funds
6200 The Corners Parkway, Suite 250
Norcross, Georgia 30092
Either party may at any time give notice in writing to the other party of a change in its address for the purposes of this Paragraph 10.
12.Modification. This Agreement shall not be changed, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or assignees.
13.Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
14.Construction. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Georgia.
15.Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.
16.Indulgences, Not Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power

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or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
17.Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.
18.Titles Not to Affect Interpretation. The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.
19.Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when the counterparts hereof, taken together, bear the signatures of all of the parties reflected hereon as the signatories.
20.Name. Wells REF has a proprietary interest in the name “Wells.” Accordingly, and in recognition of this right, if at any time the Company ceases to retain Wells REF or an Affiliate thereof to provide consulting services to the Company, the Company will, promptly after receipt of written request from Wells REF, cease to conduct business under or use the name “Wells” or any derivative thereof and the Company shall use its best efforts to change the name of the Company to a name that does not contain the name “Wells” or any other word or words that might, in the sole discretion of Wells REF, be susceptible of indication of some form of relationship between the Company and Wells REF or any Affiliate thereof. Consistent with the foregoing, it is specifically recognized that Wells REF or one or more of its Affiliates has in the past and may in the future organize, sponsor or otherwise permit to exist other investment vehicles (including vehicles for investment in real estate) and financial and service organizations having “Wells” as a part of their name, all without the need for any consent (and without the right to object thereto) by the Company or its Board.
[Signatures appear on next page.]

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IN WITNESS WHEREOF, the parties hereto have executed this Consulting Services Agreement as of the [__] day of [_____] , 2013.
WELLS REAL ESTATE INVESTMENT TRUST II, INC.

By:
Name: E. Nelson Mills
Title: President

WELLS REAL ESTATE FUNDS, INC.

By:
Name: Robert M. McCullough
Title: Vice President

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Exhibit 3 to Amendment to Transition Services Agreement
PROPERTY MANAGEMENT ASSET TRANSFER AGREEMENT
This Property Management Asset Transfer Agreement (this ''Agreement'') is entered into as of [__], 2013 (the “PM Asset Transfer Closing Date”), by and between Wells Real Estate Services, LLC, a Georgia limited liability company (“WRES”), Wells Real Estate Funds, Inc., a Georgia corporation (“Wells REF”) and Wells Management Company, Inc., a Georgia corporation (“Wells Management”). WRES, Wells REF and Wells Management are referred to collectively herein as the “Parties.”
WHEREAS, in connection with the execution and delivery of the Amendment to Transition Services Agreement (the “Amendment to Transition Services Agreement”) by and among Wells REF, Wells Real Estate Advisory Services, II, LLC (“WREAS II”), Wells Management, WRES and Wells Real Estate Investment Trust II, Inc., a Maryland corporation (“REIT II”), Wells REF and Wells Management each has agreed to transfer, assign, convey, and deliver to WRES, and WRES will acquire and accept from Wells REF and Wells Management, the assets, properties, proprietary systems, processes, rights, and contracts necessary for WRES to provide services under the Master Property Management Leasing and Construction Management Agreement by and between REIT II, Wells Operating Partnership II, L.P. and Wells Management, in substantially the same manner as is presently being conducted; and
WHEREAS, pursuant to the terms of the Amendment to Transition Services Agreement, each of Wells REF, Wells Management and WRES will execute this Agreement effecting the transfer of such assets, properties, rights, and contracts.
NOW, THEREFORE, in consideration of the premises and the mutual promises herein made and as set forth in the Amendment to Transition Services Agreement, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:
ARTICLE I-DEFINITIONS
“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest other than (a) mechanics', materialmen's, and similar liens, (b) liens for Taxes not yet due and payable, and (c) liens securing rental payments under capital lease arrangements.
“Party” has the meaning set forth in the preface above.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).
“PM Acquired Assets” means all of the assets, properties, proprietary systems, processes, rights and contracts used in connection with the Property Management Business set forth on Acquired Assets Schedule 2.1; provided, however, that the Acquired Assets shall not include those assets owned by Wells REF and Wells Management not so listed on Acquired Assets Schedule 2.1.

“PM Delayed Assets” has the meaning set forth in the Amendment to Transition Services Agreement.
“Property Management Business” means the provision of services by Wells REF, Wells Management and WRES to REIT II pursuant to the terms of the Property Management Agreement in substantially the same manner as is presently being conducted.
ARTICLE II-TRANSFER OF ASSETS
Section 2.1-Transfer of Assets
On and subject to the terms and conditions of this Agreement, Wells REF and Wells Management each hereby transfers, assigns, conveys, and delivers to WRES, all of the PM Acquired Assets set forth on Acquired Assets Schedule 2.1 as of the date of this Agreement free and clear of any Liens and WRES hereby acquires and accepts the PM Acquired Assets; provided, however, that the Parties acknowledge that the Acquired Assets that are PM Delayed Assets are not conveyed to WRES as of the PM Asset Transfer Closing Date but shall be conveyed no later than June 30, 2013.
Section 2.2-Assumption of Liabilities
On and subject to the terms and conditions of this Agreement, WRES agrees to assume and thereafter pay, perform, become responsible for, and discharge all of the Assumed Liabilities set forth on Assumed Liabilities Schedule 2.2 as of the date of this Agreement. WRES will not assume or have any responsibility with respect to any other obligation or liability of Wells REF or Wells Management not included within the definition of Assumed Liabilities.
ARTICLE III-COVENANTS
The Parties agree as follows with respect to the period following the date hereof:
Section 3.1-General
In case at any time after the date hereof any further actions are necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as the other Parties reasonably may request, all at the sole cost and expense of the requesting Party. Without limiting the generality of the foregoing, Wells REF and Wells Management each agrees to execute and deliver to WRES a bill of sale or assignment agreement transferring, assigning and conveying to WRES the PM Acquired Assets that are PM Delayed Assets, free and clear of any Liens.
Section 3.2-Litigation Support
In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the date hereof involving the Property Management Business, the other Parties will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party.

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Section 3.3-Transition
Wells REF and Wells Management will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Wells REF or Wells Management from maintaining the same business relationships with WRES with respect to the Property Management Business after the date hereof as it maintained with Wells REF or Wells Management prior to the date hereof.
ARTICLE V-MISCELLANEOUS
Section 5.1-Press Releases and Public Announcements
No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).
Section 5.2-No Third-Party Beneficiaries
This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
Section 5.3-Entire Agreement
This Agreement (including the Transition Services Agreement and the Amendment to Transition Services Agreement and the exhibits thereto and the other documents referred to herein and therein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.
Section 5.4-Succession and Assignment
This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.
Section 5.5-Counterparts
This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.
Section 5.6-Headings
The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 5.7-Notices
All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) 1 business day after being sent to the recipient by reputable overnight

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courier service (charges prepaid), (c) 1 business day after being sent to the recipient by facsimile transmission or electronic mail, or (d) 4 business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Wells REF or Wells Management: Wells Real Estate Funds, Inc. 6200 The Corners Parkway Norcross, Georgia 30039 Attention: Robert M. McCullough	Copy to: Alston & Bird LLP 1201 West Peachtree Street Atlanta, Georgia 30309 Attention: Mark C. Kanaly
If to WRES: c/o Wells Real Estate Funds, Inc. 6200 The Corners Parkway Norcross, Georgia 30039 Attention: Nelson Mills	Copy to: DLA Piper LLP (US) 4141 Parklake Avenue Suite 300 Raleigh, NC 27612-2350 Attention: Robert Bergdolt
Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
Section 5.8-Governing Law
This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Georgia without giving effect to any choice or conflict of law provision or rule (whether of the State of Georgia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Georgia.
Section 5.9-Amendments and Waivers
No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by WRES, Wells REF and Wells Management. The Parties acknowledge that they will not amend or waive any provision of this Agreement without the prior written consent of REIT II. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
Section 5.10-Severability
Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
Section 5.11-Expenses
Each of WRES, Wells Management and Wells REF will bear its own costs and expenses (including

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legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.
Section 5.12-Construction
The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or non-U.S. statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word ''including'' shall mean including without limitation.
Section 5.13-Employee Benefit Matters
At and as of the date hereof, WRES will adopt, assume, and make available to the Property Management Employees Employee Benefit Plans substantially similar to the existing Employee Benefit Plans that are currently being maintained or to which contributions are made solely for the benefit of current and former Wells REF employees and each trust, insurance contract, annuity contract, or other funding arrangement thereunder. Wells REF will transfer (or cause the plan administrators to transfer) at and as of the date hereof all of the corresponding assets associated with the Employee Benefit Plans that WRES is adopting and assuming. With respect to each Multiemployer Plan, the Parties shall take all actions necessary to comply with the requirements of ERISA §4204. Nothing herein shall limit WRES's ability to modify its Employee Benefits Plans from and after the date hereof (provided, however, the ability to make changes to such Employee Benefit Plans will be limited based on enrollment periods and any applicable legal requirements).
Section 5.13-Bulk Transfer Laws
WRES acknowledges that Wells REF and Wells Management will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have executed this Property Management Asset Transfer Agreement as of the date first above written.
WELLS REF:
Wells Real Estate Funds, Inc.
By:
Name:
Title:

WELLS MANAGEMENT
Wells Management Company, Inc.
By:
Name:
Title:

WRES:
Wells Real Estate Services, LLC
By:
Name:
Title:

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Exhibit 4 to the Amendment to Transition Services Agreement
ASSIGNMENT AND ASSUMPTION AGREEMENT
This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of [__], 2013 (the “Assignment Effective Date”) is made by and between Wells Real Estate Funds, Inc., a Georgia corporation (“Wells REF”) and Wells Management Company, Inc., a Georgia corporation (“Wells Management”) to [Wells Real Estate Investment Trust II, Inc., a Maryland corporation or Wells Operating Partnership II, L.P. (“REIT II”)].
WHEREAS, Wells REF owns all of the issued and outstanding shares of Wells Management and Wells Management owns all of the issued and outstanding limited liability company membership interests in Wells Real Estate Services, LLC, a Georgia limited liability company (“WRES”);
WHEREAS, each of Wells REF, Wells Management, WRES, and REIT II are parties to the Transition Services Agreement, as amended by the Amendment to Transition Services Agreement (as amended, the “Transition Services Agreement”), whereby REIT II is granted the option to acquire all issued and outstanding limited liability company membership interests in WRES held by Wells Management, and all rights, title, benefits, privileges and interests therein (the “Units”), upon delivery of written notice (the “WRES Option Notice”) to Wells REF of the exercise of such; and
WHEREAS, REIT II has duly delivered the WRES Option Notice to Wells REF, evidencing its desire to acquire and assume the Units.
NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
1.Recitals. The foregoing recitals are made a part of this Agreement.
2.Definitions. All capitalized terms used in this Agreement but not otherwise defined herein are given the meanings set forth in the Transition Services Agreement.
3.Transfer and Assignment of the Units. Wells Management hereby grants, conveys, assigns, transfers and delivers the Units to REIT II, and its successors and assigns, and REIT II hereby accepts such Units (including without limitation, all of Wells Management's right, title, benefits, privileges and interest in and to the profits, losses, distributions, and capital of WRES represented by the Units) as of the date hereof.
4.Acceptance of Assignment. REIT II hereby accepts the assignment and transfer of Wells Management's right, title, benefits, privileges and interest in and to the Units. Notwithstanding any provision in WRES's limited liability company operating agreement to the contrary, REIT II is hereby admitted as the sole member of WRES. Effective as of the execution and delivery of this Agreement by all parties hereto, Wells Management shall no longer be a member of WRES.

5.Representations and Warranties of Wells REF. Wells REF and Wells Management represent and warrant to REIT II that, (a) each of the representations and warranties made by Wells REF and Wells Management in the Transition Services Agreement and the Property Management Asset Transfer Agreement are true and correct in all respects as of the date hereof; (b) WRES has no obligations or liabilities to Wells REF, Wells Management or any of their affiliates; (c) WRES's current assets are not less than its current liabilities and WRES has no indebtedness or other long-term liabilities; (d) WRES is not in default under any contract to which WRES is a party and has made all payments when due under such contracts; and (e) WRES has operated in the ordinary course of business since the Effective Date of the Amendment to the Transition Services Agreement. Wells REF and REIT II agree that the actual current assets and current liabilities as of the Assignment Effective Date shall be finally determined no later than thirty (30) days following the Assignment Effective Date. If current liabilities exceed current assets as finally determined, then Wells REF shall be responsible for the deficiency, after taking into account any reimbursement obligations of REIT II under the Property Management Agreement for periods prior to the Assignment Effective Date.
6.Indemnification. REIT II hereby agrees to cause WRES to indemnify, defend and hold harmless Wells REF and Wells Management and their successors and assigns, of and from any and all costs, liabilities and expense, including court costs and attorneys fees, arising from or connected with the operation of the Property Management Business by WRES or REIT II after the Assignment Effective Date. Wells REF and Wells Management hereby agree to indemnify, defend and hold harmless REIT II and WRES, and their successors and assigns, of and from any and all costs, liabilities and expenses, including court costs and attorney fees, arising from or connected with the operation of the Property Management Business by WRES, Wells REF or Wells Management before the Assignment Effective Date.
7.Further Assurances. Wells REF and Wells Management hereby each covenant and agree that, at any time and from time to time after the delivery of this Agreement, at REIT II's request and expense, Wells REF and Wells Management, and their successors and assigns, will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, any and all such further acts, conveyances, transfers, assignments, powers of attorney and assurances as REIT II reasonably may require to more effectively grant, convey, assign, transfer, set over to or vest in REIT II the Units, or to otherwise carry into effect the intent and purposes of this Agreement.
8.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia without reference to the choice of law principles thereof.
9.Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.
10.Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which shall be considered one and the same agreement.
[Signature page follows]

2

IN WITNESS WHEREOF, this Assignment and Assumption Agreement has been signed by or on behalf of each of the parties as of the date first written above.
WELLS REF:
Wells Real Estate Funds, Inc.
By:
Name:
Title:

WELLS MANAGEMENT:
Wells Management Company, Inc.
By:
Name:
Title:

REIT II:
[Wells Real Estate Investment Trust II, Inc.]

By:
Name:
Title:

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Exhibit 5 to the Amendment to Transition Services Agreement

INVESTOR SERVICES AGREEMENT

THIS INVESTOR SERVICES AGREEMENT, effective as of _________, 2013, is between WELLS REAL ESTATE INVESTMENT TRUST II, INC., a Maryland corporation (the “Company”), and WELLS REAL ESTATE FUNDS, INC., a Georgia corporation (“Wells REF”).
W I T N E S S E T H
WHEREAS, the Company desires to avail itself of the experience, sources of information, assistance and certain facilities available to Wells REF with respect to stockholder services and communications and to have Wells REF undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of the Company all as provided herein;
WHEREAS, Wells REF is willing to undertake to render such services, subject to the supervision of the Company, on the terms and conditions hereinafter set forth;
WHEREAS, the Company and Wells REF are currently parties to an investor services agreement that became effective on January 1, 2013, covering the period from January 1, 2013 through December 31, 2013 (the “Renewal Investor Services Agreement”);
WHEREAS, the sole consideration to Wells REF for the stockholder services and communications provided by Wells REF pursuant to the Renewal Investor Services Agreement is the reimbursement of expenses related to the services subject to an overall cap on such expenses;
WHEREAS, the Company and Wells REF now desire to enter a new investor services agreement to provide for the payment of certain fees for the stockholder services and communications provided by Wells REF and to remove the cap on the reimbursement of certain expenses, with the new investor services agreement to be effective upon the expiration of the Renewal Investor Services Agreement, and covering the period from termination of the Renewal Investor Services Agreement through December 31, 2013 (this “Agreement”);
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:
1.Definitions. As used in this Agreement, the following terms have the definitions hereinafter indicated:
Advisor. Wells Real Estate Advisory Services II, LLC, a Georgia limited liability corporation, any successor advisor to the Company, or any Person(s) to which Wells Real Estate Advisory Services II, LLC or any successor advisor subcontracts substantially all of its functions.
Affiliate or Affiliated. An Affiliate of another Person includes only the following: (i) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; (ii) any Person directly or indirectly owning, controlling, or holding with the power to vote 10% or more of the

1

outstanding voting securities of such other Person; (iii) any legal entity for which such Person acts as an executive officer, director, trustee, or general partner; (iv) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other Person; and (v) any executive officer, director, trustee, or general partner of such other Person. An entity shall not be deemed to control or be under common control with a Wells REF-sponsored program unless (i) the entity owns 10% or more of the voting equity interests of such program or (ii) a majority of the board (or equivalent governing body) of such program is comprised of Affiliates of the entity.
Articles of Incorporation. The Articles of Incorporation of the Company under Title 2 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended from time to time.
Bylaws. The bylaws of the Company, as the same are in effect from time to time.
Code. Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.
Company. Wells Real Estate Investment Trust II, Inc., a corporation organized under the laws of the State of Maryland.
Distributions. Any distributions of money or other property by the Company to owners of Shares, including distributions that may constitute a return of capital for federal income tax purposes.
Partnership. Wells Operating Partnership II, L.P., a Delaware limited partnership formed to own and operate properties on behalf of the Company.
Person. An individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c) (17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.
REIT. A “real estate investment trust” under Sections 856 through 860 of the Code.
Shares. The Company's shares of common stock, par value $0.01 per share.
Wells REF. Wells Real Estate Funds, Inc., a Georgia corporation.
2.Appointment. The Company hereby appoints Wells REF to provide stockholder services and communications on the terms and conditions set forth in this Agreement, and Wells REF hereby accepts such appointment.
3.Duties and Authority of Wells REF. Wells REF undertakes to provide the Company's stockholder services and communications, which include, but are not limited to, the following activities:
(a)ensuring that all activities regarding the services of a registered transfer agent are performed, including but not limited to escheatment services, proxy services, quarterly stockholder statements, stockholder confirmations, re-registrations, transfers, distributions, dividend reinvestments and any other stockholder record-keeping and reporting;

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(b)the logistics and, in certain cases where required, the production of written materials for all required communications with stockholders, including the annual report, quarterly statements, proxy services, and other required notices to stockholders;
(c)the logistics and production of written materials for all other communications deemed necessary, but not required, to stockholders and financial advisors;
(d)maintaining the services of the client services call center in the manner and at a relative level of service consistent in all material respects with that provided to the Company prior to the date of this Agreement;
(e)facilitation of all annual tax reporting requirements to stockholders, including responding to client service calls relating to tax reporting;
(f)all necessary compliance and risk management functions relating to the above activities;
(g)all necessary information technology support and services as related to the above activities; and
(h)any other client services and stockholder communications services that were previously being performed for the Company by the Advisor prior to the date of this Agreement.
To facilitate Wells REF's performance of these services, but subject to the restrictions included in Paragraphs 4 and 6, the Company hereby delegates to Wells REF the authority to, and Wells REF hereby agrees to, either directly or by engaging an Affiliate:
(a)maintain and preserve the books and records of the Company, including a stock ledger reflecting a record of the stockholders and their ownership of the Shares and overseeing and interfacing with the transfer agent for the Shares; and
(b)with respect to the provision of stockholder and communications activities contemplated by this Agreement, investigate, select, and, on behalf of the Company, engage and conduct business with such Persons as Wells REF deems necessary to the proper performance of its obligations hereunder, including but not limited to transfer agents, correspondents, technical advisors, attorneys, escrow agents, depositaries, custodians, and any and all agents for any of the foregoing, including Affiliates of Wells REF, and Persons acting in any other capacity deemed by Wells REF necessary or desirable for the performance of any of the foregoing services, including but not limited to entering into contracts in the name of the Company for which it has the express written consent of the Company with any of the foregoing.
4.Modification or Revocation of Authority of Wells REF. The Company may, at any time upon the giving of notice to Wells REF, modify or revoke the authority or approvals set forth in Paragraph 3, provided however, that such modification or revocation shall be effective upon receipt by Wells REF and shall not be applicable to transactions to which Wells REF has committed the Company prior to the date of receipt by Wells REF of such notification.
5.Records; Access. Wells REF shall maintain appropriate records of all its activities hereunder and make such records available for inspection by the Company and by counsel, auditors and authorized agents of the Company, at any time or from time to time during normal business hours.
6.Limitations on Activities. Notwithstanding anything to the contrary in this Agreement, Wells REF shall refrain from taking any action which, in its sole judgment made in good faith, would violate any

3

law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company or the Articles of Incorporation or Bylaws, except if such action shall be ordered by the Company, in which case Wells REF shall notify promptly the Company of Wells REF's judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Company. In such event Wells REF shall have no liability for acting in accordance with the specific instructions of the Company so given.
7.Fees.
(a)Transfer Agent Support Fees. Wells REF shall be paid, as compensation for the transfer agent support services rendered to the Company hereunder, a monthly fee for each investor account (the “Transfer Agent Support Fee”) in an amount equal to one-twelfth of $5.41. The Transfer Agent Support Fee is intended to compensate Wells REF for the services listed on Exhibit A attached hereto.
(b)Client Services Fees. Wells REF shall be paid, as compensation for the client services rendered to the Company hereunder, a monthly fee for each investor account (the “Client Services Fee”) in an amount equal to one-twelfth of $2.52. The Client Services Fee is intended to compensate Wells REF for the services listed on Exhibit A attached hereto.
(c)Investor Communication Fees. Wells REF shall be paid, as compensation for services rendered to the Company in connection with investor communications a per project fee of $100 per hour (the “Investor Communication Fee”). The Investor Communication Fee is intended to compensate Wells REF for the time spent by Wells REF preparing communication materials requested by the Company and will be billed at an hourly rate per each project requested by the Company.
8.Expenses.
(a)Reimbursable Expenses. The Company shall reimburse Wells REF for all of the third party expenses paid or incurred by Wells REF in connection with the services it provides to the Company pursuant to this Agreement, including, but not limited to:
(i)the actual cost of goods and services used by the Company and obtained from entities not affiliated with Wells REF;
(ii)all expenses in connection with meetings of stockholders;
(iii)expenses in connection with payments of Distributions in cash or otherwise made or caused to be made by the Company to the stockholders; and
(iv)expenses related to maintaining communications with stockholders, including the cost of printing, and mailing annual reports and other stockholder reports, proxy statements and other reports required by governmental entities.
Administrative service expenses, including all costs and expenses incurred by Wells REF in fulfilling its duties hereunder, such as reasonable wages and salaries and other employee-related expenses of all employees of Wells REF or its Affiliates, including taxes, insurance and benefits relating to such employees, and legal, travel and other out-of-pocket expenses are not reimbursable expenses under this Agreement.
(b)Other Services. Should the Company request that Wells REF or any director, officer or employee thereof render services for the Company other than set forth in Paragraph 3, such services shall

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be separately compensated at such rates and in such amounts as are mutually agreed by Wells REF and the Company and shall not be deemed to be services pursuant to the terms of this Agreement.
(c)Timing of Reimbursements. Expenses incurred by Wells REF on behalf of the Company and payable pursuant to this Paragraph 8 shall be reimbursed to Wells REF on a at least a monthly basis. Wells REF shall prepare a statement documenting the expenses of the Company during each quarter, and shall deliver such statement to the Company within 45 days after the end of each quarter.
9.Other Activities of Wells REF. General. Nothing contained herein shall preclude Wells REF from engaging in other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by Wells REF or its Affiliates; nor shall this Agreement limit or restrict the right of any director, officer, employee, or stockholder of Wells REF or its Affiliates to engage in any other business or to render services of any kind to any other partnership, corporation, firm, individual, trust or association. Wells REF shall report to the Company the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, which creates or could create a conflict of interest between Wells REF's obligations to the Company pursuant to this Agreement and its obligations to or its interest in any other partnership, corporation, firm, individual, trust or association.
10.Representations and Warranties.
(a)Of the Company. To induce Wells REF to enter into this Agreement, the Company hereby represents and warrants that:
(i)The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Maryland with all requisite corporate power and authority and all material licenses, permits and authorizations necessary to carry out the transactions contemplated by this Agreement.
(ii)The Company's execution, delivery and performance of this Agreement have been duly authorized. This Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Company's execution and delivery of this Agreement and its fulfillment of and compliance with the respective terms hereof do not and will not (A) conflict with or result in a breach of the terms, conditions or provisions of, (B) constitute a default under, (C) result in the creation of any lien, security interest, charge or encumbrance upon the assets of the Company pursuant to, (D) give any third party the right to modify, terminate or accelerate any obligation under, (E) result in a violation of or (F) require any authorization, consent, approval, exception or other action by or notice to any court or administrative or governmental body pursuant to, the Articles of Incorporation or Bylaws or any law, statute, rule or regulation to which the Company is subject, or any agreement, instrument, order, judgment or decree by which the Company is bound, in any such case in a manner that would have a material adverse effect on the ability of the Company to perform any of its obligations under this Agreement.
(b)Of Wells REF. To induce Company to enter into this Agreement, Wells REF represents and warrants that:
(i)Wells REF is a corporation, duly organized, validly existing and in good standing under the laws of the State of Georgia with all requisite corporate power and authority and all material licenses, permits and authorizations necessary to carry out the transactions contemplated by this Agreement.

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(ii)Wells REF's execution, delivery and performance of this Agreement have been duly authorized. This Agreement constitutes a valid and binding obligation of Wells REF, enforceable against Wells REF in accordance with its terms. Wells REF's execution and delivery of this Agreement and its fulfillment of and compliance with the respective terms hereof do not and will not (A) conflict with or result in a breach of the terms, conditions or provisions of, (B) constitute a default under, (C) result in the creation of any lien, security interest, charge or encumbrance upon Wells REF's assets pursuant to, (D) give any third party the right to modify, terminate or accelerate any obligation under, (E) result in a violation of or (F) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to, Wells REF's articles of incorporation or bylaws, or any law, statute, rule or regulation to which Wells REF is subject, or any agreement, instrument, order, judgment or decree by which Wells REF is bound, in any such case in a manner that would have a material adverse effect on the ability of Wells REF to perform any of its obligations under this Agreement.
(iii)Wells REF has received copies of the (A) Articles of Incorporation, (B) Bylaws, and (C)  the Partnership's limited partnership agreement and is familiar with the terms thereof. Wells REF warrants that it will use reasonable care to avoid any act or omission that would conflict with the terms of the foregoing in the absence of the express direction of the Company.
11.Term; Termination of Agreement. This Agreement shall commence on __________, 2013 and continue in force through December 31, 2013. This Agreement may be continued for an unlimited number of successive one-year renewals upon mutual consent of the parties.
12.Termination by Either Party. This Agreement may be terminated upon 60 days written notice without cause or penalty, by either party. The provisions of Paragraphs 1, 5, 6, and 14 through 23 shall survive the termination of this Agreement.
13.Assignment to an Affiliate. This Agreement may be assigned by Wells REF to an Affiliate with the approval of the Company. Wells REF may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Company. This Agreement shall not be assigned by the Company without the consent of Wells REF, except in the case of an assignment by the Company to a corporation or other organization which is a successor to all of the assets, rights and obligations of the Company, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company is bound by this Agreement.
14.Payments to and Duties of Wells REF upon Termination.
(a)Upon termination of this Agreement by either party, Wells REF shall not be entitled to reimbursement for further services hereunder except it shall be entitled to receive from the Company within 30 days after the effective date of such termination all unpaid reimbursements of expenses and all accrued but unpaid fees payable to Wells REF prior to termination of this Agreement
(b)Wells REF shall promptly upon termination:
(i)deliver to the Company the book and records of the Company; and
(ii)cooperate with the Company to provide an orderly transition of services provided pursuant to this Agreement.
15.Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication

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is required by the Articles of Incorporation, the Bylaws, or accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:

To the Company:	Wells Real Estate Investment Trust II, Inc.
6200 The Corners Parkway, Suite 250
Norcross, Georgia 30092

To Wells REF:	Wells Real Estate Funds, Inc.
6200 The Corners Parkway, Suite 250
Norcross, Georgia 30092
Either party may at any time give notice in writing to the other party of a change in its address for the purposes of this Paragraph 15.
16.Modification. This Agreement shall not be changed, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or assignees.
17.Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
18.Construction. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Georgia.
19.Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.
20.Indulgences, Not Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
21.Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.
22.Titles Not to Affect Interpretation. The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

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23.Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when the counterparts hereof, taken together, bear the signatures of all of the parties reflected hereon as the signatories.
[Signatures appear on next page.]

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IN WITNESS WHEREOF, the parties hereto have executed this Investor Services Agreement on __________ , 2013.
WELLS REAL ESTATE INVESTMENT TRUST II, INC.

By:
Name: E. Nelson Mills
Title: President

WELLS REAL ESTATE FUNDS, INC.

By:
Name:
Title:

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Exhibit A

Transfer Agent Support Services
Task Description	Summary
Inbound Investor Escalated Calls - REIT	Work with DST to establish escalation procedures for Inbound Investor Calls. Provide on-going resolution for escalated inquiries and coordinate with the Fund when needed.
Inbound Rep Escalated Calls - REIT	Work with DST to establish escalation procedures for Inbound Rep Calls. Provide on-going resolution for escalated inquiries and coordinate with the Fund when needed.
DST Vision - Support and approvals	Review and process the daily volume of inbound DSS requests related to DST Vision. Follow-up with Financial Representative, BD Employee or third party Financial Institution when necessary.
DST FANMail - Support and approvals	Review and process the daily volume of inbound DSS requests related to DST FANMail. Follow-up with Financial Representative, BD Employee or third party Financial Institution when necessary.
Escalated Service / Historical Research Issues - Call Center	Coordinate and execute historical research for Call Center items that come up for the period before DST began taking front line Investor and Rep calls.
Quality Review / Reporting and Delivering Feedback	Review and provide feedback on a handful of recorded calls from the DST Call Center team on a bi-weekly basis.
Interest Adjustments	Draft, review and approve interest adjustment requests that come in related to share impacting transactions.
Client Services E-mail Inbox	Review and respond to the daily volume of inbound email inquiries from Investors, Reps and Third Party Financial Institutions.
NIGO Resolution - REIT	Coordinate resolution on Not in Good Order items related to Financial transactions through outbound contacts to Investors, Reps and Third Party Financial Institutions.
Written Inquiry Processing
Coordinate the processing of Written Inquiry requests from Investors, Reps and Third Party Financial Institutions. This includes reviewing each request and drafting or communicating the appropriate response within the specified timeframe as well as logging the requests for historical reporting purposes.

Employee Training & Development and Corporate/Department Vision	Coordinate ongoing training for the Wells Client Services team on industry initiatives as well as product announcements.
DST Call Center Training	Coordinate ongoing training for the DST Client Services team on industry initiatives as well as product announcements.
Sales Support - Operational Communications and Initiatives	Coordinate educating the Sales team on Operational initiatives that will impact current and new investors as well as their Reps and BD's.
Broker Dealer Back Office Relationship Management
Maintain and grow existing and new relationships with Key Broker Dealer contacts to facilitate existing business and help resolve day to day issues that come up. Relationships become critical when major product events occur that impact the Rep and BD community.

Custodian Back Office Relationship Management
Maintain and grow existing and new relationships with Key Custodian contacts to facilitate existing business and help resolve day to day issues that come up. Relationships become critical when major product events occur that impact the Financial Institution community.

Issuer Communications
Provide Business and Compliance review and approval on Operational and Issuer communication that are being sent to Investors and Reps. This also includes communications related to Sponsored IRA programs through State Street and Reliance

Forms and Applications - Updates, Annual Review and Record Keeping
Coordinate the annual review and update process to ensure the forms used by Investors and Reps in the REIT products we support are accurate and as simple as possible. This includes working with Wells Marketing to make the updates and providing Business and Compliance sign-off.

Forms and Applications - Updating Third Party Vendors	Ensure the most current product forms are provided and available on LaserApps, Quikforms, WellsAccess and DST Vision
Statements - Inserts and Marketing Information	Responsible for Business review on all statement inserts. In some cases, also responsible for Compliance sign-off.
WellsAccess - Look and Feel, Content - Updates
Responsible for the content, layout and information that is available to Reps and BD's via WellsAccess. Also, responsible for reviewing and approving all new Registration requests that are submitted for new users.

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Proxy - Vendor Relationship Management	Responsible for overseeing the Third Party Vendor that is contracted to help carryout and pass any Annual or Special proxies for the REIT products we support
Proxy - Communication Coordination and Review
Includes coordinating the business and in some cases, Compliance sign-off for the following items:
- Householding Mailing
- Proxy Search Card Mailing
- Proxy Mailing ( Typically includes Annual Report)
- Catch-up Mailing
- Reminder Mailings

Proxy - Call Center Scripting and Training
Working with the Vendor to put together and get Business and Compliance sign-off on the script for the IVR, script to be used by the Vendor Call Center for solicitation purposes. This also includes providing Training to Vendor Call Center for more complicated proposals

Proxy - Record Keeping	Keeping historical records of the Annual and Special Proxy mailing lists, various communications and voting files
Proxy - Call Center Support	Wells Client Services team has helped solicit votes from the largest stockholders in various proxies to help achieve the required number of votes
NIGO Letters - Look and Feel, Content - Updates	Responsible for ensuring the day to day Investor, Rep and Third Party communication for Not In Good Order processing is as clear and concise as possible. Also, responsible for the Compliance sign-off.
DST FANWeb - Look and Feel - Updates	Responsible for confirming the content, disclosures and messaging is current and as accurate as possible
Mail Room / Scanning	Responsible for opening, sorting and directing any Investor Account related mail is forwarded to the appropriate Transfer Agent for processing.
Monitoring and Enforcing Work Queue and SLAs	Monitor DST to ensure timely and accurate processing of the daily work for the Fund including but not limited to using business intelligence tools and a battery of custom data quality reports
Monthly Written Inquiry Reporting	Provide monthly reports to Wells Compliance to document that Written Inquiry responses are being turned around within the SEC guidelines
Fund / Product Board Reporting - CS Information	Compile and validate data to put together performance indicators that are presented to the Board on a quarterly basis
Tax Basis Requests - Current	Work with Wells IT to develop account level reports that provide the historical information an Investor would need to calculate their tax basis.
Misc - Projects	Hours allocated for one-off projects and tasks that always come up through out the year

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Investor Communication Services
Task Description	Summary
Custodian Distribution File Support - REITs	Using relationships at various custodian partners, create and maintain quarterly distribution files used to post dividends to investor accounts.
Custodian Position File Support - REITs	Using relationships at various custodian partners, create and maintain monthly position files used to post account balances to investor accounts.
Issuer Communications Mailing List Validations	Support the investor communication process by providing mailing list validation and approvals ensuring that accurate data is provided to the mail vendors
Proxy Support
Provide validation support for proxy process including but not limited to: share counts and investor counts verification, mailing file validation
Review all data pulled by Wells IT and Third Party Vendor to ensure the appropriate investor information is being populated

CDLY - Look and Feel - Updates	Ensure daily confirmation statements (for ongoing account maintenance and re-registrations) contain current and accurate Fund information.
Checks - Look and Feel - Updates	Ensure dividend and redemption checks contain current and accurate Fund information
Tax Reporting - Look and Feel - Updates	Ensure year end tax forms contain current and accurate Fund information
Monitoring and Enforcing Work Queue and SLAs
Monitor DST to ensure timely and accurate processing of the daily work for the Fund including but not limited to using business intelligence tools and a battery of custom data quality reports
Daily activity includes account updates (Such as address changes, rep changes, etc.) transfers and re-registrations, redemptions, dividend check reissues, etc.
Monthly activity averages around 3,000 - 4,000 transactions
Several people play a role in this process that entails recurring conference calls to set priorities, manage projects, discuss system updates / implementations, etc.

Quarterly Distribution - REITs - Oversight - Includes Ownership of the Statement
Oversee the quarterly statement and distribution process, including but not limited to:
coordinating the successful transfer and quality control of statement data files from DST to SCICOM, validate the custom rep file that Wells sends as a supplement (this is needed for a number of reasons, most famous is to get the rep photo on the statement)
updating disclosures, validating control totals, validating distribution calculations, reviewing statement samples, on-site vendor visits, etc. During the month leading up to the statement and for a few days after the statements are mailed, this process requires more than one FTE.

Redemptions - Daily Oversight	Review pending redemptions entered by DST to ensure accuracy, research and resolve any errors
Rep Maintenance - Daily Oversight	Research and resolve issues related to FA relationships to investor accounts
Escalated Issue Resolution	Assist DST operations, Wells call center and DST call center in researching and resolving various service related issues for investor accounts
National Change of Address (NCOA)	Oversee the quarterly NCOA process, provide certification to Wells compliance
Requests for Information	Provide recurring custom monthly and quarterly assets under management reports to broker dealers, provide various ad-hoc reports to broker dealers for due diligence purposes.
SEC / FINRA Audit Support	Provide ad-hoc reports to satisfy regulatory requests for specific investor information. These requests come both directly to Wells and through our broker dealers.
Redemption Summary Reporting - Accounting / Boards / Doug	Including but not limited to - redemption accrual, redemptions by month and category, life to date redemptions by type
Internal and Independent Audit Support	Produce documents used by internal audit to validate proper controls are in place. Example - quarterly distribution packets provided to internal audit
Daily Fund Balancing and Reconciliation	Run daily reports used to create a schedule used to provide a sign-off to the Fund each month, research and resolve reconciling items for the Fund

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Redemptions - Monthly Balancing and Funding	Review pending redemptions entered by DST to ensure accuracy, research and resolve any errors, coordinate monthly balancing and funding with DST and the Fund
DST Invoicing	Oversee vendor invoices, allocate expenses and provide to Fund, produce estimated budgets and projections
SCICOM Invoicing	Oversee vendor invoices, allocate expenses and provide to Fund, produce estimated budgets and projections, postage request and funding
Year End DST Tax Support
Oversee year-end tax processing - includes completing annual technical requirements, developing account test samples, providing reallocation numbers, providing training to staff on any tax form updates, coordinating year-end RMD and fair market value mailing

Convert to Universal Dealer / SalesConnect
Conversion project in process to alter the source system of FA and BD information and to take advantage of DST's Universal Dealer Database and support team.
This project also requires the redesign of many internal Wells systems such as integration with the datawarehouse (needed to continue to support many reporting requirements, etc.), WellsAccess and SalesForce, SCICOM statements, etc.
The scope of this project is on par with the integration of Salesforce.com. I would estimate that close to 1,000 hours will have been used once the project is completed in Q1 2013.

Misc - Projects	Hours allocated for one-off projects and tasks that always come up through out the year

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Transfer Agent Support Services and Investor Communication Services
Task Description	Summary
Subpoena responses	Determine requirements, gather documents and prepare responses
Tax Basis Requests - Future	Work with DST to implement a more automated solution that can be used distributed to Investors on demand or as part of an exit event
Convert State Street IRAs to First Trust
Work with DST, marketing, compliance, etc. to coordinate the conversion of over 50,000 accounts to DST's new custodian vendor.
Draft communication to interested parties
Update all references to State Street in all print and electronic media

Convert statement vendor from SCICOM to DSTO
Work with DST to design new statements for the Fund.
The conversion project requires dedicated resources over at least a six month period. The resources design, test and implement all aspects of a statement conversion.

Pre-listing activities for REIT II	The anticipated scope of a listing project will require over 1,000 hours from OPS / CS
Transition workload from exiting staff
Several hundred hours have been used to work on transitioning tasks from exiting staff. The transitions have in many cases required the remaining staff to redesign processes in order to support the new organization structure.

Implementation of A.I. Industry Initiatives
Work with Transfer Agent and Third Party Financial Institutions to participate in AIP initiative that is being rolled out via the DTCC. Timeframe and workload TBD. We expect that system changes, new procedures as well as internal and external communication and eduction will need to be developed tested and rolled out.

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